                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY

                                  US$36,000,000

                                CREDIT AGREEMENT

                            DATED AS OF JULY 29, 2002

                                      AMONG

                      MACQUARIE AIRPORTS NORTH AMERICA INC.

                                   AS BORROWER

                                       AND

                            THE LENDERS NAMED HEREIN

                                   AS LENDERS

                      WESTDEUTSCHE LANDESBANK GIROZENTRALE

                             AS ADMINISTRATIVE AGENT

                                       AND

                                 CITIBANK, N.A.

                               AS COLLATERAL AGENT

                                TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  ----
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS.......................................................................   1
         1.01     Certain Defined Terms..........................................................................   1
         1.02     Computation of Time Periods....................................................................  18
         1.03     Accounting Terms...............................................................................  18
         1.04     Interpretation.................................................................................  18

ARTICLE II AMOUNT AND TERMS OF THE ADVANCES......................................................................  19
         2.01     The Advances...................................................................................  19
         2.02     Making the Advances............................................................................  19
         2.03     Termination or Reduction of the Commitments....................................................  20
         2.04     Repayment......................................................................................  20
         2.05     Interest.......................................................................................  20
         2.06     Interest Rate Determination....................................................................  21
         2.07     Optional Conversion of Advances................................................................  22
         2.08     Optional and Mandatory Prepayments.............................................................  22
         2.09     Increased Costs................................................................................  23
         2.10     Illegality.....................................................................................  24
         2.11     Payments and Computations......................................................................  25
         2.12     Taxes..........................................................................................  26
         2.13     Sharing of Payments, Etc.......................................................................  28
         2.14     Use of Proceeds................................................................................  28
         2.15     Fees...........................................................................................  29

ARTICLE III CONDITIONS TO MAKING ADVANCES........................................................................  29
         3.01     Conditions Precedent to the Making of the Advances.............................................  29

ARTICLE IV REPRESENTATIONS AND WARRANTIES........................................................................  34
         4.01     Representations and Warranties of the Borrower.................................................  34

ARTICLE V COVENANTS OF THE BORROWER..............................................................................  39
         5.01     Affirmative Covenants..........................................................................  39
         5.02     Negative Covenants.............................................................................  43

ARTICLE VI EVENTS OF DEFAULT.....................................................................................  48
         6.01     Events of Default..............................................................................  48

ARTICLE VII THE AGENT............................................................................................  51
         7.01     Authorization and Action.......................................................................  51
         7.02     Agents' Reliance, Etc..........................................................................  51
         7.03     WestLB and Affiliates..........................................................................  52
         7.04     Lender Credit Decision.........................................................................  52
         7.05     Indemnification................................................................................  52
         7.06     Successor Agents...............................................................................  53

ARTICLE VIII MISCELLANEOUS.......................................................................................  53
         8.01     Amendments, Etc................................................................................  53
         8.02     Notices, Etc...................................................................................  54
         8.03     No Waiver; Remedies............................................................................  54
         8.04     Costs and Expenses.............................................................................  55
         8.05     Right of Set-off...............................................................................  56
         8.06     Binding Effect.................................................................................  56
         8.07     Assignments and Participations.................................................................  57
         8.08     Confidentiality................................................................................  59
         8.09     Governing Law..................................................................................  59
         8.10     Execution in Counterparts......................................................................  59
         8.11     Jurisdiction, Etc..............................................................................  59
         8.12     Waiver of Jury Trial...........................................................................  61
         8.13     Non-Recourse...................................................................................  61
         8.14     Capacity of Trustees...........................................................................  61

EXHIBIT A PROMISSORY NOTE

EXHIBIT B NOTICE OF ADVANCE

EXHIBIT C ASSIGNMENT AND ACCEPTANCE

SCHEDULE 1

EXHIBIT D FORM OF SUBORDINATED LOAN AGREEMENT

EXHIBIT E FORM OF SUBORDINATED AGREEMENT

EXHIBIT F FORM OF PLEDGE AGREEMENT

EXHIBIT G FORM OF SECURITY AGREEMENT

SCHEDULE I APPLICABLE LENDING OFFICES

SCHEDULE 1.01(a) FBO CONTRACTS

SCHEDULE 1.01(b) Management Contracts to be provided

SCHEDULE 1.01(c) Material Contracts

SCHEDULE 1.01(d) Material Contracts Allocated Values

SCHEDULE 3.01(e)(iv)

SCHEDULE 4.01(c) Authorizations and Consents

SCHEDULE 4.01(h)(i) Collateral

SCHEDULE 4.01(h)(ii) Aviation Assets Not Included in Collateral

SCHEDULE 4.01(n) Environmental Compliance

SCHEDULE 4.01(o) Outstanding Debt or material obligations

SCHEDULE 4.01(q) Location of Borrower

SCHEDULE 4.01(r) Aviation Assets

SCHEDULE 4.01(t) Government Assets

SCHEDULE 5.01(r) Consents by the Airport Authorities

SCHEDULE 5.02(c) Liens Existing on Initial Closing

                                CREDIT AGREEMENT

                            Dated as of July 29, 2002

         MACQUARIE AIRPORTS NORTH AMERICA INC., a Delaware corporation (the "BORROWER"), the banks, financial institutions and other institutional lenders (the "INITIAL LENDERS") listed on the signature pages hereof, WESTDEUTSCHE LANDESBANK GIROZENTRALE ("WESTLB" ), as Administrative Agent (the "ADMINISTRATIVE AGENT"), and CITIBANK, N.A. ("CITIBANK"), not in its individual capacity, but solely as Collateral Agent (the "COLLATERAL AGENT") for the Secured Parties (as hereinafter defined), agree as follows:

         PRELIMINARY STATEMENTS

         (1) Borrower was organized by the Equity Investors (as hereinafter defined) to purchase the aviation assets (the "AVIATION ASSETS") of American Port Services Inc. ("AMPORTS") through one or more of Borrower's Subsidiaries (the "PURCHASER SUBSIDIARIES").

         (2) Borrower has requested that the Lenders lend to it US$36,000,000 (the "SENIOR DEBT") to purchase the Aviation Assets through the Purchaser Subsidiaries and Borrower shall contribute the proceeds of the Advance (as hereinafter defined) to the Purchaser Subsidiaries to enable the Purchaser Subsidiaries to acquire the Aviation Assets.

         (3) Such contribution of the proceeds of the Advances to the Purchaser Subsidiaries shall represent (i) a capital contribution, (ii) a loan, or (iii) a combination of (i) and (ii) to the Purchaser Subsidiaries.

                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "ABPH" has the meaning specified in the Purchase Agreement.

         "ADMINISTRATIVE AGENT" has the meaning specified in the introductory paragraph hereto.

         "ADMINISTRATIVE AGENT FEE AGREEMENT" means the letter agreement dated as of the date hereof between the Borrower and the Administrative Agent relating to certain fees payable in connection with the transactions contemplated by the Loan Documents.

         "ADMINISTRATIVE AGENT'S ACCOUNT" means the account of the Administrative Agent maintained by the Administrative Agent at JP Morgan Chase, New York with its office at One Chase Manhattan Plaza, New York, New York 10081, ABA No. 021-000-021, Account of: Westdeutsche Landesbank Girozentrale, New York Branch, Account No. 9201-06-0663, Attention: Arcadio Diaz.

         "ADVANCES" means an advance by a Lender to the Borrower pursuant to
Article II and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

         "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "AGENTS" means the Administrative Agent and the Collateral Agent.

         "AIRPORTS" shall have the meaning set forth in the Purchase Agreement.

         "AIRPORT CONSENTS" shall have the meaning set forth in the Purchase Agreement.

         "ALLOCABLE PERCENTAGES" shall have the meaning set forth in the Purchase Agreement.

         "AMPORTS" shall have the meaning set forth in Paragraph (1) of the Preliminary Statements.

         "AMPORTS AVIATION GROUP" shall have the meaning set forth in the Purchase Agreement.

         "APPLICABLE LENDING OFFICE" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

         "APPLICABLE MARGIN" means, (i) for the period from the date of this Agreement until the first (1st) anniversary of the date of the Advances (the "Margin Adjustment Date"), an amount equal to 1.875%; for the period from the day immediately following the Margin Adjustment Date through the third (3rd) anniversary of the date hereof, an amount equal to 1.875% less the Margin Adjustment Amount and (ii) for the period from the day immediately following the third (3rd) anniversary hereof through and including the date on which all amounts owing hereunder are paid in full, an amount equal to 2.25% less the Margin Adjustment Amount.

         "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

         "AVIATION ASSETS" shall have the meaning set forth in Paragraph (1) of the Preliminary Statements.

         "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                  (a) the rate of interest announced publicly by WestLB in New York, New York, from time to time, as WestLB's prime rate; and

                  (b)      1/2 of one percent per annum above the Federal Funds
         Rate.

         "BASE RATE ADVANCE" means an Advance to the extent that it bears interest as provided in Section 2.05(a)(i).

         "BENEFIT PLAN" means any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit plan, arrangement or program (whether or not subject to ERISA) which is maintained, sponsored, contributed to (or required to be contributed to) by the Borrower or any ERISA Affiliate, other than any such plan, arrangement or program that is not subject to the laws of the United States.

         "BORROWER" has the meaning specified in the introductory paragraph hereof.

         "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to a Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

         "CAPITAL EXPENDITURES" means all expenditures made, directly or indirectly, by any Person for equipment, fixed assets, real property or improvements or for replacements or substitutions therefor or additions thereto that have been, or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person.

         "CASH EQUIVALENTS" means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 360 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than US$5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-l" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or (d) money market funds which invest exclusively in direct obligations of the Government of the United States.

         "CITIBANK" has the meaning specified in the introductory paragraph hereof.

         "COLLATERAL" means collectively, the Pledged Collateral, the Security Agreement Collateral and any other collateral covered by or described under any of the Collateral Documents.

         "COLLATERAL AGENT" has the meaning specified in the introductory paragraph hereto.

         "COLLATERAL AGENT FEE AGREEMENT" means the letter agreement dated as of the date hereof between the Borrower and the Collateral Agent relating to certain fees payable in connection with the transactions contemplated by the Loan Documents.

         "COLLATERAL DOCUMENTS" means the Security Agreement, the Pledge Agreement and any other agreement, document, instrument and writing executed from time to time which creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

         "COMMITMENT" has the meaning specified in Section 2.01.

         "CONFIDENTIAL INFORMATION" means the Loan Documents and information that the Borrower or any of its Affiliates furnishes to the Administrative Agent or any Lender which the Borrower designates in writing as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower or any of its Affiliates provided same is not subject to a confidentiality agreement.

         "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

         "CONSOLIDATED INTEREST EXPENSE" means, for any period, all interest expense (whether paid or accrued) paid or payable on the Advances for such period, determined on a Consolidated basis and in accordance with GAAP for such period, including, without limitation, (A) interest expense paid or payable during such period resulting from Advances and (B) all fees paid pursuant to
Section 2.15 and (C) the net payment, if any, payable in connection with Hedge Agreements less the net credit, if any, received in connection with Hedge Agreements.

         "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the net income (or net loss) of such Person and its Subsidiaries for such period, determined on a Consolidated basis and in accordance with GAAP for such period.

         "CONVERT", "CONVERSION" and "CONVERTED" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06 or 2.07.

         "CORE ASSETS" shall have the meaning specified in the Purchase
Agreement.

         "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other similar indebtedness incurred in the ordinary course of such Person's business not overdue by more than 90 days or being contested in good faith), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements,
(h) all Debt of others referred to in clauses (a) through (g) above or clause
(i) below guaranteed by such Person, or in effect guaranteed by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt or (2) to make a loan to or invest equity in the debtor to permit the debtor to pay such Debt and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

         "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

         "DIRECTION LETTER" has the meaning specified in the Escrow Agreement.

         "DOLLARS" and "$" means lawful currency of the United States of America.

         "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on
Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower.

         "EBITDA" means, for any period, (a) the Consolidated Net Income of Borrower and its Subsidiaries for such period plus (b) the sum of each of the following expenses that have been deducted from the determination of the Consolidated Net Income of Borrower and its Subsidiaries for such period: (i) Consolidated Interest Expense for such period, (ii) all income tax expense (whether federal, state, local, foreign or otherwise) of Borrower and its Subsidiaries for such period, (iii) all depreciation expense of Borrower and its Subsidiaries for such period, (iv) all amortization expense of Borrower and its Subsidiaries for such period, and (v) all extraordinary losses deducted in the determination of the Consolidated Net Income of Borrower and its Subsidiaries for such period less all extraordinary gains added in the determination of the Consolidated Net Income of Borrower and its Subsidiaries for such period, in each case determined on a Consolidated basis and in accordance with GAAP for such period.

         "EFFECTIVE DATE" means the date this Agreement is duly executed and delivered by the parties hereto.

         "ELIGIBLE ASSIGNEE" means (i) a Lender; (ii) an Affiliate of a Lender;
(iii) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least US$250,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least US$250,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the

International Monetary Fund, and having a combined capital and surplus of at least US$250,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (vii) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

         "ENVIRONMENTAL ACTION" means any action, suit, claim, consent order, consent agreement, notice or demand, in each case, in writing, relating to any Environmental Law, Environmental Permit or Hazardous Materials.

         "ENVIRONMENTAL LAW" means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree, policy or interpretation having the force of law relating to pollution or protection of the environment.

         "EQUITY INTERESTS" means, with respect to any Person, shares of capital stock (or other ownership or profit interest in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person, including, without limitation, partnership, member or trust interests therein, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

         "EQUITY INVESTORS" means Macquarie Specialised Asset Management Limited for and on behalf of Macquarie Global Infrastructure Fund A and Macquarie Specialised Asset Management 2 Limited for and on behalf of Macquarie Global Infrastructure Fund B and/or such other funds as Macquarie Global Infrastructure Fund A and/or Macquarie Global Infrastructure Fund B may choose to invest in the Equity Interests of Borrower.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA AFFILIATE" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

         "ERISA EVENT" means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or
(ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of

ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the failure to meet the minimum funding standards of ERISA or the Code with respect to a Single Employer Plan or application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to
Section 307 of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; or (i) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization.

         "ESCROW AGENT" has the meaning specified in the Escrow Agreement.

         "ESCROW AGREEMENT" means that certain Escrow Agreement dated July 29, 2002 among Macquarie Aviation North America Inc., Macquarie Aviation North America 2 Inc., AMPORTS and Wilmington Trust Company.

         "ESCROW PROCEEDS" means any amounts payable to the Purchaser Subsidiaries pursuant to the Escrow Agreement.

         "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "EURODOLLAR LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

         "EURODOLLAR RATE" means, for any Interest Period for the Advances, to the extent they are Eurodollar Rate Advances, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate that is set forth on Telerate Page Number 3750 (or any other page that may replace such page from time to time) as of 11:00 A.M. (London time) on the second Business Day prior to the first day of such Interest Period for US Dollar deposits having a tenor equal to the applicable Interest Period or, if none of such page 3750 nor any successor or similar service is available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the interest rate per annum at which deposits in US dollars are offered by each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's

Eurodollar Rate Advance and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

         "EURODOLLAR RATE ADVANCE" means an Advance to the extent that it bears interest as provided in Section 2.05(a)(ii).

         "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period for an Advance, to the extent it is a Eurodollar Rate Advance, means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate of the Eurodollar Rate Advance is determined) having a term equal to such Interest Period; provided such percentage shall apply only to the extent such reserve requirement applies to the Lender, otherwise such percentage shall equal zero.

         "EVENT OF DEFAULT" has the meaning specified in Section 6.01.

         "EXCESS CASH FLOW" means Operating Cash Flow minus (a) Senior Debt Service, (b) fees and expenses due pursuant to Section 2.15 and due pursuant to any Hedge Agreements, (c) interest, principal payments, fees and expenses with respect to any working capital facility permitted under this Agreement, (d) required funding of the Senior Debt Service Reserve Account and (e) Capital Expenditures made during the applicable period.

         "EXTRAORDINARY RECEIPT" means any cash received by or paid to or for the account of any Person not in the ordinary course of business or on a non-recurring basis, including, without limitation, tax refunds and pension plan reversions; provided, however, that an Extraordinary Receipt shall not include cash receipts received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto; provided further that an Extraordinary Receipt shall not include proceeds of any advance loss of profits insurance, delayed start-up or business interruption insurance.

         "FBO LEASES" shall mean the contracts with the relevant airport authorities and other related agreements, including all real property leases with the relevant airport authorities associated therewith, as set forth on
Schedule 1.01(a).

         "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "FEE AGREEMENTS" means the Administrative Agent Fee Agreement and the Collateral Agent Fee Agreement.

         "FINANCIAL MODEL" means the financial model delivered pursuant to
Section 3.01(c).

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 5.01(q).

         "GAAP" has the meaning specified in Section 1.03.

         "GENERAL ACCOUNT" has the meaning specified in the Security Agreement.

         "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and includes, without limitation, the Securities Exchange Commission, the National Association of Securities Dealers and other similar securities or commodities exchanges.

         "GRANTOR" shall mean each of Borrower and Macquarie Aviation North America 2, Inc., a Delaware corporation, ILG Avcenter, Inc., a Delaware corporation and Amports Avcenter, Inc., a Delaware corporation.

         "HAZARDOUS MATERIALS" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

         "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

         "HISTORIC SEMI-ANNUAL SDSCR" means, on any SDSCR Determination Date, the ratio of (a) Operating Cash Flow calculated for the six months immediately preceding the SDSCR Determination Date, to (b) the amount equal to (i) the interest on the Advances required to be paid pursuant to Section 2.05, during the six-month period immediately preceding such SDSCR Determination Date plus or minus, as applicable, (ii) the amounts payable by or to Borrower, as applicable, under the Hedge Agreements required pursuant to Sections 3.01(q) and Sections 5.01(p).

         "INDEMNIFIED PARTY" has the meaning specified in Section 8.04(b).

         "INITIAL CLOSING DATE" has the meaning specified therefore in the Purchase Agreement.

         "INITIAL CONSIDERATION" has the meaning specified therefore in the Purchase Agreement.

         "INITIAL FUNDING" has the meaning specified in Section 3.01(j).

         "INITIAL LENDERS" has the meaning specified in the introductory paragraph.

         "INITIAL SDSCR DETERMINATION DATE" means either (i) the date six months after the last day of the Month preceding the Month of the Advances, if the date of the Advances occurs on or prior to the 15th day of the Month of the Advances; or (ii) the date six months after the last day of the Month of the Advances, if the date of the Advances occurs after the 15th day of the Month of the Advances.

         "INSURANCE PROCEEDS" has the meaning specified in the Security
Agreement.

         "INSURANCES MEMORANDUM" means the insurances memorandum to be entered into as of the date of the making of the Advances between the Borrower and the Administrative Agent and initialed for identification purposes by the Administrative Agent in relation to the insurances to be effected by the Borrower from time to time in relation to such risks, matters and other events or things and in such amounts and with such deductibles as the Administrative Agent may initially require as the terms therein set out and otherwise in form and substance reasonably satisfactory to the Administrative Agent acting in good faith.

         "INTERCOMPANY LOAN" or "INTERCOMPANY LOANS" has the meaning set forth in Section 5.02(c)(ix).

         "INTEREST PAYMENT DATE" has the meaning specified in the Security Agreement.

         "INTEREST PERIOD" means, for an Advance if and when it is a Eurodollar Rate Advance, the period commencing on the date of the Eurodollar Rate Advance or the date of the Conversion of the Advance from a Base Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the first day of the period selected by the Borrower pursuant to the provisions below and ending on the last day of such period. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                  (i) the Borrower may not select any Interest Period that ends after the Maturity Date;

                  (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                  (iii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "INVESTMENT" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of "Debt" in respect of such Person.

         "LENDERS" means the Initial Lenders and each Person that shall become a party hereto as a "Lender" pursuant to Section 8.07.

         "LENDER'S PERCENTAGE" means, at any time, the fraction of which the numerator is the amount of the Advances then outstanding and the denominator is the sum of the Advances then outstanding and the Initial Funding less any repayment of Subordinated Debt or return of equity made, or to be made, in connection with any return of Escrow Proceeds; provided, however, for purposes of this definition, the Initial Funding shall not be deemed to include any additional contributions to equity after the date of the Advances.

         "LIEN" means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

         "LOAN DOCUMENTS" means (i) this Agreement, (ii) any Note, (iii) the Collateral Documents, (iv) the Subordination Agreement, (v) each Notice and Acknowledgement, (vi) the Hedge Agreements pursuant to Sections 3.01(q) and 5.01(p) of this Agreement, and (vii) the Fee Agreements.

         "LOAN PARTIES" means, collectively, the Borrower, the Equity Investors and each Grantor.

         "MACQUARIE GLOBAL INFRASTRUCTURE FUND A" means, the Series A specialty investment fund managed by Macquarie Specialised Assets Management Limited, as Trustee.

         "MACQUARIE GLOBAL INFRASTRUCTURE FUND B" means the Series B specialty investment fund managed by Macquarie Specialised Asset management 2 Limited, as Trustee.

         "MAJORITY CONTROL" means the possession, directly or indirectly, by a Person of the power to direct or cause the direction of the management and policies of another Person through the ownership of voting securities in ordinary and extraordinary matters, including restructuring of indebtedness and amendment or replacement of organizational documents; provided, however, that a Person shall not be deemed to possess Majority Control if by contract or by order, decree or regulation of a Governmental Authority, such Person has effectively ceded or been divested of the power to direct such management and policies.

         "MANAGEMENT CONTRACTS" shall mean the contracts with the relevant airport authorities, as set forth on Schedule 1.01(b).

         "MARGIN ADJUSTMENT AMOUNT" means the sum, if any, of the Applicable Margin reduction for each Airport listed below for which the Borrower has obtained the consent of the applicable airport authority for the creation of the security interest by the applicable Subsidiary of the Borrower of the Material Contracts for such Airport to the Collateral Agent for the benefit of the Secured Parties pursuant to the terms of Section 5.01(r) hereof as of the Margin Adjustment Date.

       Airport                  Applicable Margin reduction
       -------                  ---------------------------
Louisville                            6 basis points
Pittsburgh                            5 basis points
Teterboro                             2 basis points
Gulfport                              2 basis points
Atlantic City                         2 basis points
Tweed-New Haven                       2 basis points
Burlington                            2 basis points
Republic                              2 basis points
Wilmington (New Castle)               2 basis points

         "MATERIAL ADVERSE CHANGE" means any occurrence or event that is reasonably likely to have a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations or property of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its obligations under this Agreement or the other Loan Documents or the Purchase Agreement.

         "MATERIAL CONTRACT LIEN" shall mean any Lien (including any Permitted Lien other than Liens (i) securing any Advance, (ii) imposed by governmental authorities for taxes, assessments or charges not at the time overdue and/or
(iii) construction, repairs, mechanics, materialmen's, storage or similar Liens arising in the ordinary course of business or incidental to the construction, operation or improvement of any property for sums which are not overdue) created on, over or with respect to any interest of the Borrower and/or its Subsidiaries in, to or with respect to any FBO Lease and/or Management Contract in an amount greater than 10% of the value allocated to the Airport, as set forth on Schedule 1.01(d) hereto, to which such FBO Lease and/or Management Contract relates. Such allocated value being the "Material Contract Value".

         "MATERIAL CONTRACT RIGHTS" shall mean, with respect to any Material Contract, each and all rights, title, interest in, under, to or arising out or in connection with such Material

Contract, including without limitation, (i) rights to receive moneys due and to become due under or pursuant to such Material Contract, (ii) rights to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to such Material Contract, (iii) claims for damages arising out of or for breach of or default under such Material Contract, and (iv) the right to terminate such Material Contract, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder.

         "MATERIAL CONTRACTS" shall mean the Management Contracts, the FBO Leases, the Purchase Agreement, the Escrow Agreement, the Non-Competition Agreement, and the Airports Consents, all as set forth on Schedule 1.01(c).

         "MATURITY DATE" means the fifth (5th) anniversary of the date of the Advances.

         "MONTH OF THE ADVANCES" means the calendar month in which the date of the Advances occurs.

         "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 400 1(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

         "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in
Section 400l(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

         "NON-COMPETE PAYMENT" means the seven million five hundred thousand U.S. Dollars (US$7,500,000) payable to ABPH by the Purchaser pursuant to the Non-Competition Agreement.

         "NON-COMPETITION AGREEMENT" has the meaning specified in the Purchase Agreement.

         "NON-COMPETITION PAYMENT" has the meaning specified therefore in the Purchase Agreement.

         "NOTE" means any promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender.

         "NOTICE AND ACKNOWLEDGMENT" has the meaning specified in the Security Agreement.

         "NOTICE OF ADVANCES" has the meaning specified in Section 2.02.

         "OPERATING CASH FLOW" means for any period (i) EBITDA less (ii) Taxes Paid plus (iii) interest earned on the Senior Debt Service Reserve Amount and on amounts in the other Pledged Accounts.

         "OUTSIDE DATE" has the meaning specified in the Purchase Agreement.

         "OTHER TAXES" has the meaning specified in Section 2.12.

         "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

         "PERMITTED LIENS" means:

                  (a)      Liens securing any Advance;

                  (b) Liens arising in the ordinary course of business which do not secure Debt and which in the aggregate do not exceed US$1,000,000 on a consolidated basis of the Borrower and its Subsidiaries;

                  (c) Liens imposed by governmental authorities for taxes, assessments or charges or Liens imposed by utility rates or charges, in each case, not at the time overdue;

                  (d) Liens imposed by governmental authorities for overdue taxes, assessments or charges or Liens imposed by utility rates or charges overdue and the validity or amount of which is being contested in good faith by appropriate proceedings, but only for so long as such contestation effectively postpones enforcement of any such Liens;

                  (e) Liens incurred or deposits made in the ordinary course of the operation of the Borrower and its Subsidiaries in connection with workers' compensation, unemployment insurance, social security, pension and similar legislation;

                  (f) Liens given to a public utility or any governmental authority when required in the ordinary course of operations of the Borrower and its Subsidiaries;

                  (g) Construction, repair, mechanics, materialmen's, storage or similar Liens arising in the ordinary course of business or incidental to the construction, operation or improvement of any property for sums which are not overdue or the validity or amount of which is being contested in good faith by appropriate proceedings, but only for so long as such contestation effectively postpones enforcement of any such Liens and only in respect of which adequate reserves are being maintained to ensure the payment of such Liens, or such Liens could not reasonably be expected to have a Material Adverse Effect;

                  (h) Easements and any registered restrictions or covenants that run with the property of the Borrower and its Subsidiaries; provided that such easements, restrictions and covenants, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

                  (i) Easements, rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, cable television, telegraph and telephone lines, telecommunications services and other similar products or services provided that such easements, rights of way and reservations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

                  (j) Zoning by-laws, ordinances or restrictions as to the use of real property, and agreements with other Persons registered against title to real property owned or leased by the Borrower and its Subsidiaries; provided that none of such by laws, ordinances or restrictions could reasonably be expected to have a Material Adverse Effect.

         "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

         "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

         "PLEDGE AGREEMENT" means the pledge agreement dated the date of the Advances by Equity Investors in favor of the Collateral Agent for the benefit of the Secured Parties substantially in the-form of Exhibit F.

         "PLEDGED ACCOUNTS" has the meaning specified in the Security Agreement.

         "PROJECTED SDSCR" means, on any date of determination, the ratio of (a) Operating Cash Flow during the fiscal quarter in which such determination is made and the three fiscal quarters immediately succeeding such fiscal quarter to
(b) the sum of interest on the Advances required to be paid pursuant to Section
2.05 during the fiscal quarter in which such determination is made and the three fiscal quarters immediately succeeding such fiscal quarter (assuming the interest rates on the date of determination remain in effect for such period).

         "PURCHASE AGREEMENT" means the Sale and Purchase Agreement by and among AMPORTS as Seller, Macquarie Aviation North America Inc. and Macquarie Aviation North America 2 Inc., as Purchasers and Macquarie Specialised Asset Management Limited, as Trustee, for and on behalf of Macquarie Global Infrastructure Fund A and Macquarie Specialised Asset Management 2 Limited, as Trustee, for and on behalf of Macquarie Global Infrastructure Fund B, as guarantors, relating to the purchase of the Aviation Assets.

         "PURCHASE PRICE" has the meaning specified in the Purchase Agreement plus (i) the Non-Competition Payment and (ii) Transitional Services Agreement Payment.

         "PURCHASER SUBSIDIARIES" shall have the meaning set forth in Paragraph
(1) of the Preliminary Statements.

         "REFERENCE BANKS" means JP Morgan Chase Bank, Citibank and WestLB.

         "REGISTER" has the meaning specified in Section 8.07(c).

         "REPLACEMENT SENIOR DEBT" has the meaning specified in Section 5.02(c)(iii).

         "REPLACEMENT SUBORDINATED DEBT" has the meaning specified in Section 5.02(c)(iv).

         "REQUIRED AMOUNT" has the meaning specified in the Security Agreement.

         "REQUIRED HEDGE AMOUNT" means an amount equal to not less than 50% of the product of (a) the sum of (i) the Initial Consideration, (ii) the Non-Competition Payment, (iii) the Transitional Services Agreement Payment and
(iv) for the period following the earlier of the (x) Outside Date, (y) the date on which Escrow Proceeds are released and (z) the Subsequent Closing Date following the receipt of all Airport Consents, all Subsequent Consideration effectively paid by the Purchaser Subsidiaries as of the relevant determination date and (b) the Lender's Percentage.

         "REQUIRED LENDERS" means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

         "RESPONSIBLE OFFICER" means, for any Person, the president, vice-president, treasurer or assistant treasurer of such Person.

         "REVISED TERMINATION DATE" has the meaning specified in the Purchase Agreement.

         "SDSCR DETERMINATION DATE" means any of (i) the Initial SDSCR Determination Date; and (ii) the last day of each subsequent three-month period after the Initial SDSCR Determination Date.

         "SECURED OBLIGATIONS" has the meaning specified in the Security Agreement.

         "SECURED PARTIES" means the Lenders and Agents.

         "SECURITY AGREEMENT" means the Security Agreement dated the date of the Advances among Borrower, the Grantors, the Collateral Agent and Citibank, not in its individual capacity but solely as Depositary Bank, substantially in the form of Exhibit G.

         "SECURITY AGREEMENT COLLATERAL" means the collateral described in the Security Agreement.

         "SENIOR DEBT" shall have the meaning set forth in Paragraph (2) of the Preliminary Statements.

         "SENIOR DEBT SERVICE" means all interest payments due pursuant to
Section 2.05.

         "SENIOR DEBT SERVICE ACCOUNT" has the meaning specified in the Security Agreement.

         "SENIOR DEBT SERVICE RESERVE ACCOUNT" has the meaning specified in the Security Agreement.

         "SENIOR DEBT SERVICE RESERVE AMOUNT" has the meaning specified in the Security Agreement.

         "SINGLE EMPLOYER PLAN" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower or any ERISA Affiliate (other than a Multiemployer Plan) or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such Plan has been or were to be terminated.

         "SUBORDINATED LENDERS" means Macquarie Specialised Asset Management Limited, as Trustee for and on behalf of Macquarie Global Infrastructure Fund C and Macquarie Specialised Asset Management 2 Limited, as Trustee, for and on behalf of Macquarie Global Infrastructure Fund D.

         "SUBORDINATED LOANS" means loans from the Subordinated Lenders to Borrower, which loans are made pursuant to the Subordinated Loan Agreement and are subordinated to the obligations of the Borrower under the Loan Documents in accordance with the terms of the Subordination Agreement.

         "SUBORDINATED LOAN AGREEMENT" means a loan agreement to be dated the date of the Initial Funding between the Borrower and Subordinated Lenders, as lenders, duly executed and delivered and substantially in the form of Exhibit D.

         "SUBORDINATION AGREEMENT" means (i) the Subordination Agreement, to be dated as of the date of the Advances, among the Borrower and Subordinated Lender or any successor or assignee thereof in favor of the Secured Parties, duly executed and delivered and substantially in the form of Exhibit E and (ii) each other subordination agreement among Borrower and any lender of Replacement Subordinated Debt, in favor of the Secured Parties and then remaining in effect, as provided in Section 5.02(c)(iv).

         "SUBSEQUENT CLOSING" has the meaning specified in the Purchase
Agreement.

         "SUBSEQUENT CLOSING DATE" has the meaning specified in the Purchase Agreement.

         "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "TAXES" has the meaning specified in Section 2.12(a).

         "TAXES PAID" means for any period, the aggregate amount of taxes, levies, imposts, deductions and withholdings paid by the Borrower or any of its Subsidiaries in respect of such period, including income and franchise taxes.

         "TERMINATION DATE" means the earlier of (i) termination of the Purchase Agreement, (ii) the later of (a) December 31, 2002 or (b) Revised Termination Date and (iii) the date of termination in whole of the Commitments pursuant to
Section 2.03 or 6.01 herein.

         "TRANSITIONAL SERVICES AGREEMENT PAYMENT" has the meaning specified therefore in the Purchase Agreement.

         "UNFUNDED PENSION LIABILITY" means the excess of a Plan's benefit liabilities, under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

         "VOTING STOCK" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

         "WESTLB" has the meaning specified in the introductory paragraph hereof.

         1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

         1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect from time to time ("GAAP").

         1.04 Interpretation. In this Agreement, except to the extent that the context otherwise requires:

         (a) Unless otherwise specified, references to Articles, Sections, clauses, Schedules and Exhibits are references to Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement;

         (b) References to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced and in effect from time to time in accordance with its terms and subject to compliance with the requirements set forth therein and herein; and

         (c) References to any party to this Agreement or any other document or agreement shall include such party's successors and permitted assigns (and in the case of any governmental entity, any Person succeeding to its functions and capacities).

                                   ARTICLE II
                        AMOUNT AND TERMS OF THE ADVANCES

         2.01 The Advances. Each Lender agrees severally, on the terms and conditions hereinafter set forth, to make a single Advance to the Borrower on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed the amount set forth opposite such Lender's name on the signature pages hereof, as such amount may be reduced pursuant to Section 2.03 or 6.01 (such Lender's "COMMITMENT"). The aggregate amount of the Advances shall be US$36,000,000 and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

         2.02 Making the Advances. (a) The Advances shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Advances in the case of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Advances in the case of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Such notice of Advances (a "Notice of Advances") shall be by telephone, confirmed immediately in writing, or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of the Advances, (ii) Type of Advances, (iii) amount of such Advances, and (iv) if Eurodollar Rate Advances, initial Interest Period therefor. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Advance, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's Advance. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's address referred to in Section 8.02.

         (b) The Notice of Advances shall be irrevocable and binding on the Borrower. If the Notice of Advances specifies the Advances will be Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Advances the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender when such Advance, as a result of such failure, is not made on such date.

         (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Advances that such Lender will not make available to the Administrative Agent such Lender's Advance, the Administrative Agent may assume that such Lender has made such Advance available to the Administrative Agent on the date of such Advance in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Advance available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance for purposes of this Agreement.

         (d) The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Advance, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of the Advances.

         2.03 Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least five Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Commitments of the Lenders prior to the date of the Advances, provided that each partial reduction shall be in the aggregate amount of US$1,000,000 or an integral multiple of US$1,000,000 in excess thereof.

         2.04 Repayment. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of the Advances then outstanding.

         2.05     Interest.

         (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of the Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

         (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable in arrears quarterly on the last day of each December, March, June and September during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

         (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

         (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01 (except Section 6.01(c)), the Borrower shall pay interest on (i) the unpaid principal amount of the Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(1) or (a)(ii) above, at a rate per annum equal at all times to 1.5% per annum above the rate per annum required to be paid on the Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1.5% per annum above the rate per annum required to be paid on the Advances pursuant to clause (a)(i) or (a)(ii)above.

         2.06     Interest Rate Determination.

         (a) If applicable if any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.05(a)(ii).

         (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) the Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Interest Period shall be deemed to be three months and the Administrative Agent will forthwith so notify the Borrower and the Lenders.

         (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances shall be reduced, by payment or prepayment or otherwise, to less than US$5,000,000, such Advances shall automatically Convert into Base Rate Advances.

         (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and
(ii) the obligation of the Lenders to make, or to Convert the Advances into, Eurodollar Rate Advances shall be suspended until such Event of Default is cured or waived.

         (i) If applicable, if fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

         (ii) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

         (iii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

         (iv) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         2.07 Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.10, Convert all Advances from one Type into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances and any Conversion of a Base Rate Advance into a Eurodollar Rate Advance shall be in an aggregate amount not less than the minimum amount specified in Section 2.06(d). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, and (ii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

         2.08     Optional and Mandatory Prepayments.

         (a) The Borrower may, without penalty, upon at least five Business Days' written notice to the Administrative Agent stating the proposed date and principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the Advances in whole or in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof.

         (b) If as of the SDSCR Determination Date, the Historic Semi-Annual SDSCR is equal to or less than 1.625 to 1.0, the Borrower shall prepay the Advances within seven (7) Business Days of the SDSCR Determination Date by an amount equal to the Excess Cash Flow for the three month period immediately preceding such SDSCR Determination Date.

         (c)      To the extent any Insurance Proceeds are allocated pursuant to
Section 3.07 of the Security Agreement to make any prepayments hereunder, on the Interest Payment Date applicable to this Agreement immediately succeeding the date on which such amounts become available, the Borrower shall prepay the Advances by an amount equal to any amounts so allocated.

         (d) Upon execution by the Seller of the Direction Letter pursuant to Section 3.4 of the Escrow Agreement the Borrower shall prepay the Advances within the following 3 business days after such execution in an amount equal to that portion of the Purchase Price allocable to the Airport or Airports whose Aviation Assets are not purchased by the Purchaser Subsidiaries so that the Lender's Percentage, after giving effect to such prepayment, shall equal the Lender's Percentage effective as of the date of the Advances.

         (e) In the event of the existence, creation or imposition of a Material Contract Lien, the Borrower shall prepay the Advances by an amount equal to the lesser of (i) the amount secured or intended to be secured by such Material Contract Lien and (ii) the Material Contract Value of such Material Contract, if any such Material Contract Lien shall not be removed or bonded within thirty (30) days after receipt of written notice of the creation or imposition of such Material Contract Lien. Notwithstanding the foregoing, the provisions of this Section 2.08(e) shall not be applicable with respect to each Airport for which a consent is received in accordance with Section 5.01(r).

         (f) In the event that any representation and warranty required to be made by Borrower on any Subsequent Closing pursuant to the terms of Section 5.01(s) shall not be true and correct before and after giving effect to such Subsequent Closing, and in the case of any representation and warranty made pursuant to Section 4.01(r) with respect to Aviation Assets having an aggregate value not in excess of 10% of the Purchase Price allocable to the applicable Airport such failure shall remain uncured for sixty (60) days following such Subsequent Closing, the Borrower shall prepay the Advances by an amount equal to that portion of the Purchase Price allocable to the Airport or Airports with respect to which such representation and warranty is not true and correct so that the Lender's Percentage, after giving effect to such prepayment, shall equal the Lender's Percentage effective as of the date of the Advances.

         (g) Each prepayment of Advances shall be (i) allocated among the Lenders pro rata based on their respective portion of the Advances, (ii) accompanied by the payment of accrued interest on the amount prepaid to the date of prepayment and (iii) in the event of a prepayment of a Eurodollar Rate Advance, accompanied by any amount payable pursuant to Section 8.04(c).

         2.09     Increased Costs.

         (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof, there shall be any increase in the actual cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.09 any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income (or franchise tax in lieu of such taxes) by the United States or by the foreign jurisdiction or by state or local Governmental Authority under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such actual increased cost.

         (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder.

         (c) Each Lender shall notify the Borrower of any event occurring after the date of this Agreement entitling such Lender to the compensation under paragraph (a) or (b) of this Section 2.09 as promptly as practicable, but in any event within 120 days, after such Lender obtains actual knowledge thereof, provided that if any Lender fails to give such notice within 120 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.09 in respect of any costs resulting from such event, only be entitled to payment under this Section 2.09 for costs incurred from and after the date 120 days prior to the date that such Lender does give such notice. Each Lender will furnish to the Borrower (with a copy to the Administrative Agent) a certificate setting forth the basis and amount of each such request by such Lender for compensation under paragraph (a) or (b) of this Section 2.09. Determinations and allocations by any Lender for purposes of this Section 2.09 of the effect of any event pursuant to this
Section 2.09 shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

         2.10     Illegality.

         (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain a Eurodollar Rate Advance hereunder, (i) the Eurodollar Rate Advance will automatically, upon such notice, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert such Advance into, a Eurodollar Rate Advance shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         (b) Each of the Lenders hereby agrees that, upon the occurrence of any circumstances entitling such Lender to additional compensation or to cease making, participating in or renewing, or funding or maintaining, Eurodollar Rate Advances under any of the foregoing provisions of Section 2.09 or this Section 2.10, such Lender shall use reasonable efforts (consistent with its existing internal policy applied on a nondiscriminatory basis and with applicable legal and regulatory restrictions) to designate a different applicable Lending Office for any Advances affected by such circumstances and/or to take any other reasonable actions requested by the Borrowers if the making of such designation or the taking of such actions, in the case of Section 2.09, would avoid the need for such additional compensation or, in the case of Section 2.10, would allow such Lender to continue to perform its obligations to make, to participate in or renew, or to fund or maintain, Eurodollar Rate Advances, and, in any such case, would not, in the reasonable judgment of such lender, be otherwise disadvantageous to such Lender.

         2.11     Payments and Computations.

         (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in US Dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.09, 2.12 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement and the other Loan Documents. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

         (b) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each

Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         2.12     Taxes.

         (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on overall net income or overall gross income and franchise taxes imposed in lieu of such taxes imposed on the Administrative Agent or any Lender by the jurisdiction in which the Administrative Agent or the Lender, as the case may be, is organized or is a resident or has a fixed place of business or a permanent establishment or any political subdivision of the foregoing or where the Lender's Applicable Lending Office is located or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (1) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

         (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "OTHER TAXES").

         (c) The Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes or Other Taxes imposed on or paid by such Lender or Administrative Agent, as the case may be, and any liability (including penalties, interest and reasonable out of-pocket expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or Administrative Agent, as the case may be, makes written demand therefor. If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes as to which additional amounts are payable under Section 2.12(a) or
(c) or for which indemnification has been demanded under Section 2.12(a) or (c), each Lender and each Administrative Agent shall (to the extent such party determines in good faith that it shall not suffer any material adverse consequences as a result thereof) cooperate with the Borrower in challenging such Taxes at the expense of the Borrower if so requested by the Borrower in writing.

         (d) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

         (e) If a Lender is organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement (or at such later time as such Lender becomes a party to this Agreement), and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), such Lender shall provide the Borrower with two original Internal Revenue Service form W-8BENs certifying that (i) it is entitled to a reduced rate of United States withholding tax on payments receivable under this Agreement or the Note in accordance with an applicable tax treaty or (ii) it is not a United States person (in the second case accompanied by a certificate representing that it is not a "bank" for purposes of Section 881(c) of the Internal Revenue Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Loan Party and is not a controlled foreign corporation related to the Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), or two original Internal Revenue Service form W-8ECIs certifying that payments receivable by it under this Agreement or the Note are effectively connected to a United States trade or business, as appropriate, or any successor or other form prescribed by the Internal Revenue Service. If the form provided by the Lender at the time the Lender becomes a party to this Agreement indicates (or if correctly completed, would indicate) a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until the Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by Internal Revenue Service form W-8BEN or W-8ECI (or any successor forms) that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

         (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.12(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.12(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should such Lender become subject to Taxes because of its failure to deliver a form required hereunder, the

Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

         (g) If a Lender determines, in its reasonable discretion, that it has actually and finally realized in a year in which a payment under the Loan Documents is made or in any subsequent year, by reason of a refund, deduction or credit of any Taxes or Other Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.12 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

         (h) If a Lender claims any additional amounts payable pursuant to this Section 2.12, it shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by Borrower or to change the jurisdiction of its Applicable Lending Office and take any other reasonable actions requested by Borrower if the making of such a filing or change or the taking of such actions would avoid the need or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

         2.13 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advance owing to it (other than pursuant to Section 2.09, 2.12 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

         2.14 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) only to partially fund either directly or through one of its wholly-owned Subsidiaries
(a) the purchase of all of those certain aviation assets of AMPORTS as described in the Purchase Agreement, (b) the Non-compete Payment, (c) other payments under Purchase Agreement, (d) to pay all transaction costs in respect of the transactions contemplated hereby and by the Purchase Agreement, (e) to provide for cash on hand, (f) to find the Senior Debt Service Reserve Account, (g) to fund the obligations under the Escrow Agreement and (h) the payment under the Transitional Services Agreement.

         2.15     Fees.

         (a) The Borrower shall pay to the Administrative Agent for its account the fees in the amounts and at the times set forth in the Administrative Agent Fee Agreement.

         (b) The Borrower shall pay to the Collateral Agent for its account the fees in the amounts and at the times set forth in the Collateral Agent Fee Agreement.

         (c) The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee on the aggregate amount of the Commitments at a rate equal to 0.375% per annum, which fee shall be allocated among the Lenders pro rata according to their Commitments. Such commitment fee shall be payable for the period beginning on the date of this Agreement and ending on the date of the Advances.

         (d) The Borrower shall pay to the Administrative Agent an underwriting fee equal to 0.375% of the aggregate amount of the Commitments. Such underwriting fee shall be payable on the date of the Advances.

                                  ARTICLE III
                          CONDITIONS TO MAKING ADVANCES

         3.01 Conditions Precedent to the Making of the Advances. The obligation of each Lender to make any Advance shall be subject to the fulfillment of the following conditions precedent:

         (a) There shall exist no material action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries or any other Loan Party pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or any other Loan Document or the consummation of the transactions contemplated hereby or pursuant to the Purchase Agreement.

         (b) (i) Sufficient Airport Consents shall have been obtained so that the aggregate Allocable Percentages relative to the Airports whose businesses are to be transferred at the Initial Closing (including, without limitation, the Core Assets) shall equal at least eighty percent (80%) and
     (ii) the Borrower or one of its Subsidiaries shall either (A) have been assigned the benefit of, or (B) shall have access to the services under or provided by, all other contracts and other assets necessary for the continued operation of the Airports whose businesses are being transferred at the Initial Closing; (iii) all applicable waiting periods including any extensions thereof, clearance approval or filing under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or under any other Antitrust Law or regulation relating to the transactions contemplated hereby shall have expired or been terminated or shall have been obtained or made and (iv) the US Government shall have notified the Purchasers of a decision to take no action with respect to any notice filed by the Purchaser Subsidiaries to the Committee on Foreign Investment in the United States in connection with the acquisition of the Aviation Assets. If less than 100% of the Airport Consents have been received by the date of the Advances, as specified in the Notice of Advances, a pro rata share of the Advances shall be held in escrow in accordance with the terms of the Escrow Agreement.

         (c) The Administrative Agent shall have received a financial model documenting the financing structure, assumptions and coverage ratios in form and substance reasonably satisfactory to the Administrative Agent.

         (d) The Administrative Agent shall have received the unaudited balance sheets of the AMPORTS Aviation Group for the fiscal year ended December 31, 2001 and for the six (6) month period ended June 30, 2002 (the "JUNE 30TH FINANCIAL STATEMENTS") and the related statement of income and cash flows for the period then ended.

         (e) The Administrative Agent shall have received a pro forma balance sheet on a consolidated basis (the "INITIAL CLOSING DATE BALANCE SHEET") of the Borrower and its Subsidiaries prepared based on the June 30th Financial Statements and the estimated Working Capital Statements delivered by Seller pursuant to Section 2.08(a) of the Purchase Agreement giving effect to the Advances and the Initial Funding, subject to the Working Capital Adjustment process provided in Section 2.08 of the Purchase Agreement.

         (f) On and as of the date of the Advances, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Borrower, dated the date of the Advances, stating that:

                  (i) The representations and warranties of the Borrower and each of its Affiliates, contained in this Agreement and in any other Loan Document, are true and correct on and as of the date of the Advances with the same effect as though such representations and warranties had been made on and as of such date (other than representations and warranties which speak as of an earlier date, which need only be true and correct as of such earlier date), and

                  (ii) Prior and after giving effect to the Advances and the transactions contemplated by the Loan Documents, no event has occurred and is continuing that constitutes a Default.

         (g) The Administrative Agent shall have received on or before the Effective Date the following, each dated such date, in form and substance reasonably satisfactory to the Administrative Agent:

                  (i)      The Fee Agreements duly executed by the Borrower.

                  (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

                  (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder and (ii) that attached thereto is a true and accurate copy of the by-laws of the Borrower.

                  (iv) A copy of a certificate of the Secretary of State of the jurisdiction of formation of the Borrower dated reasonably near the Effective Date, certifying (A) as to a true and correct copy of the charter (or any similar constitutive document) of the Borrower and each amendment thereto on file in such Secretary's office and (B) each of the Borrower is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its formation.

         (h) The Administrative Agent shall have received on or before the date of the Advances the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent and, with respect to subsection (vii) below, the Collateral Agent shall also have received:

                  (i)      A Note to the order of each Lender.

                  (ii) The Subordinated Loan Agreement and Subordination Agreement duly executed by the Borrower and Subordinated Lender, if applicable.

                  (iii) Certified copies of the resolutions of the Board of Directors of the Borrower and each other Loan Party approving this Agreement and each other Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and each other Loan Document to which it is a party.

                  (iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) the names and true signatures of the officers of the Borrower and each other Loan Party authorized to sign this Agreement, each other Loan Document to which it is a party and the other documents to be delivered hereunder and (ii) that attached thereto is a true and accurate copy of the by-laws of the Borrower and each other Loan Party.

                  (v) A copy of a certificate of the Secretary of State of the jurisdiction of formation of the Borrower and each other Loan Party, dated reasonably near the date of the Advances, certifying (A) as to a true and correct copy of the charter (or any similar constitutive document) of the Borrower and each other Loan Party and each amendment thereto on file in such Secretary's office and (B) each of the Borrower and each other Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its formation.

                  (vi) Favorable opinions of Hogan & Hartson L.L.P. with respect to Borrower and each other Loan Party, in form and substance mutually satisfactory to each of the Borrower's legal counsel and the Administrative Agent's legal counsel.

         (i) The Borrower shall have notified each Lender and the Administrative Agent in writing as to the proposed date of the Advances. The Administrative Agent shall have received evidence reasonably satisfactory to it evidencing that the Initial Closing Date under the Purchase Agreement shall have occurred or will occur substantially simultaneously with the making of the Advances in compliance with all applicable laws.

         (j) The Administrative Agent shall have received evidence reasonably satisfactory to it that Borrower has received, or shall simultaneously therewith receive, funding from Equity Investors and/or Subordinated Lender, if applicable, in an aggregate amount equal to no less than US$22,200,000 in the form of equity and/or Subordinated Loans (the "INITIAL FUNDING"). Notwithstanding the foregoing, the amount of the Subordinated Loans made with respect to the Initial Funding shall not exceed US$12,000,000 in the aggregate.

         (k) The Administrative Agent shall have received the Insurances Memorandum duly executed by the parties thereto and evidence reasonably satisfactory to it evidencing that the insurance arrangements of the Borrower and its Subsidiaries satisfy the requirements of the Loan Documents, together with evidence of such insurance and that such insurance names the Collateral Agent as additional insured and loss payee.

         (l) The Administrative Agent shall have received on or before the date of the Advances the following, each dated such date (unless otherwise specified), in form and substance reasonably satisfactory to the Lenders and in sufficient copies for each Lender:

                  (i) The Pledge Agreement, duly executed by Equity Investors, together with:

                           (A) completed requests for information, dated on or before the date of the Advances, listing all effective financing statements filed in New York and Washington, D.C. that name Equity Investors as debtor, together with copies of such other financing statements; and

                           (B)      evidence that all action that the
                  Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Pledge Agreement has been taken.

                  (ii) The Security Agreement, duly executed by Borrower and each other Grantor together with:

                           (A) proper financing statements, in a form sufficient to be duly filed under the Uniform Commercial Code of Delaware and any other applicable jurisdiction in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Security Agreement Collateral, and the Administrative Agent shall have received from the Borrower sufficient monies to pay in full all filing and recording fees related thereto;

                           (B) evidence that all other action that the Lenders may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken; and

                           (C) the stock certificates representing 100% of the shares of Macquarie Aviation North America, Inc.

                  (iii) The Subordination Agreement duly executed by Borrower and Subordinated Lender with respect to the Subordinated Loan Agreement, if applicable.

                  (iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying that attached thereto are true and complete copies of each agreement and instrument set forth on Schedule 1.01(c), together in each case with all amendments and modifications thereto to the date hereof.

         (m) The Administrative Agent shall have received irrevocable written instructions from the Borrower authorizing the Administrative Agent to fund the Senior Debt Service Reserve Account in an amount equal to the Senior Debt Service Reserve Amount.

         (n) The Administrative Agent shall have received (i) a copy of the Purchase Agreement and the Escrow Agreement, each duly executed by each party thereto, together with all schedules and exhibits to each such agreement and all amendments, if any, to each such agreement occurring on or prior to the date of the Advances, and (ii) evidence reasonably satisfactory to it that each of the conditions precedent to the Initial Closing set forth in the Purchase Agreement has been satisfied and not waived or amended, except such waivers and amendments which could not reasonably be expected to adversely affect a lender's decision, acting in good faith, to make an Advance pursuant to the terms of this Agreement and the other Loan Documents. The Borrower will deliver a certificate to the Administrative Agent on the date of the Advances confirming that, except as disclosed in such certificate, there have been no amendments to the Purchase Agreement or the Escrow Agreement and no waivers of the conditions precedent to the Initial Closing set forth in the Purchase Agreement.

         (o) The Borrower shall have paid all accrued fees and expenses of the Agents and the Lenders, subject to the provisions of Section 8.04 herein.

         (p) The Administrative Agent shall have received an annual budget for the fiscal year 2002.

         (q) The Administrative Agent shall have received a Hedge Agreement covering the Required Hedge Amount in effect on the date of the Advances in form and substance acceptable to the Administrative Agent and the Borrower and if such Hedge Agreement is provided by a party other than Administrative Agent, an agreement acceptable to Administrative Agent whereby (a) Borrower collaterally assigns its rights under the Hedge Agreement and (b) the Hedge Agreement is subordinated to the Senior Debt.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants on behalf of itself and the other Loan Parties as follows:

         (a) Incorporation. Each of the Loan Parties (other than the Pledgors) and Macquarie Aviation North America, Inc., is an entity duly organized, validly existing and in good standing under the laws of the State of its incorporation. With respect to the Pledgors, Macquarie Specialised Asset Management Limited is a company duly organized and validly existing under the laws of New South Wales, Australia, and Macquarie Specialised Asset Management 2 Limited is a company duly organized and validly existing under the laws of New South Wales, Australia.

         (b) No Conflict. The execution, delivery and performance by each Loan Party, as applicable, of this Agreement, the Notes and each other Loan Document to which it is party, and the consummation of the transactions contemplated hereby, are within its corporate powers, have or will have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws (or any other similar constitutive or governing documents),
(ii) any law or (iii) any contractual restriction binding on or affecting the Borrower.

         (c) Authorizations and Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (ii) any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement or the Notes or any other Loan Document to which it is a party, except for those authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) hereto.

         (d) Due Execution and Delivery. This Agreement and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement and each other Loan Document, when delivered hereunder will be, the legal, valid and binding obligation of the applicable Loan Party enforceable against such Loan Party in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to creditor's rights.

         (e) Financial Statements. The Initial Closing Date Balance Sheet and, when delivered, the Final Closing Date Balance Sheet, fairly present the assets and liabilities of the Borrower and its Subsidiaries on a consolidated basis, subject to the working capital adjustment process set forth in Section 2.08 of the Credit Agreement as of such date. When delivered, the Financial Statements will fairly present the financial position of the Borrower and its Subsidiaries on a consolidated basis as of the date referenced therein and for the periods covered thereby and have been prepared in accordance with GAAP, subject to normal year end adjustments.

         (f) Compliance with Laws. The Borrower is in compliance with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

         (g) No Default. No Default has occurred and is continuing under this Agreement.

         (h)      Collateral. Except as set forth on Schedule 4.01(h)(i) hereto:

                  (i) At the time of the making of the Advances, the Collateral Documents shall create a valid and perfected first priority security interest in the Collateral owned by such Loan Party at the time of or immediately following making the Advances, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect such security interest have been duly taken. The respective Grantor shall be the legal and beneficial owner of the Collateral purported to be subject to the Collateral Documents to which it shall be a party and the subject of any Lien granted by it pursuant to the Collateral Documents, free and clear of any Lien, except for Permitted Liens.

                  (ii) After giving effect to the acquisition of the Aviation Assets pursuant to the Purchase Agreement, each Grantor will not own any asset or property nor will such Grantor have any right, nor will such Grantor receive revenue from any source, that is not included in the definition of "COLLATERAL" other than as set forth on Schedule 4.01(h)(ii) hereto.

         (i) Litigation. There is no pending action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting any Loan Party before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

         (j) Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         (k) Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by a Person that is registered, or is required to be registered, as an

"investment company", in each case, as such terms are defined in the Investment Company Act of 1940, as amended.

         (l) Taxes. Each Loan Party has filed all material tax returns which are required to be filed by it in any jurisdiction and has paid all taxes due shown on such returns or any written assessment received by it except those contested in good faith by appropriate proceedings.

         (m) ERISA Compliance. Except to the extent that any of the following could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect:

                  (i) Each Benefit Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law. Each Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Benefit Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

                  (ii) There are no pending or, to the best knowledge of Borrower after due inquiry, threatened claims, actions or lawsuits with respect to any Benefit Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan.

                  (iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) as of the date hereof, no Single Employer Plan has any Unfunded Pension Liability; (C) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Single Employer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and (D) the Borrower has not incurred any withdrawal liability, including contingent withdrawal liability, with respect to any Multiemployer Plan pursuant to Title IV of ERISA.

                  (iv) Within the last five years no Single Employer Plan has been terminated, other than in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Single Employer Plan with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 400l(a)(14) of ERISA) of the Borrower or any ERISA Affiliate.

                  (v) Except as reflected in the Financial Model, the Borrower has no obligation to provide any post-retirement medical or health benefits.

         (n) Environmental Compliance. Except as set forth on Schedule 4.01(n) hereto:

                  (i) The Borrower has no knowledge of any Environmental Action and has not received written notice of any Environmental Action, and, to the best of the Borrower's knowledge after due inquiry, no proceeding has been instituted raising any Environmental Action against the Borrower or any of its real properties now or formerly owned, leased or operated or other assets, alleging any damage to the environment or violation of any Environmental Law, except such as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (ii) The Borrower has no knowledge of any facts which could reasonably be expected to give rise to any Environmental Action or violation of Environmental Laws emanating from, occurring on or in any way related to its real properties now or formerly owned, leased or operated or to its other assets or their use, except such as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (iii) The Borrower has not stored any Hazardous Materials on its real properties now or formerly owned, leased or operated and has not disposed of any Hazardous Materials, in each case, in a manner contrary to any Environmental Laws that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (iv) No building or other real property owned leased or operated by the Borrower contains any Hazardous Materials (except any such Hazardous Materials used in the ordinary course and stored and disposed of in compliance with all applicable Environmental Laws) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; nor does there exist any release or, to the best of the Borrower's knowledge after due inquiry, threat of release of a Hazardous Material at any such real property which could, individually or in the aggregate, have a Material Adverse Effect; nor has there been any discharge or, to the best of the Borrower's knowledge, after due inquiry threatened discharge of any Hazardous Materials by Borrower into ground, surface or navigable water in connection with such real property which violates any Environmental Law and which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; nor has the United States or any state or local government or agency asserted or created a Lien upon any or all of such real property as a result of any use, spill, discharge or clean-up by Borrower of any Hazardous Materials; nor, to the best of the Borrower's knowledge after due inquiry, has any other act occurred at such real property which constitutes a violation of any Environmental Law and which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (o) Except as described in Schedule 4.01(o), the Borrower does not, and its Subsidiaries do not, have any Debt.

         (p) Labor Matters. There are no labor controversies pending or, to the best of the Borrower's knowledge after due inquiry, threatened against it, other than any labor controversies which could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions herein and under the other Loan Documents will not give rise to a right of termination of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is bound.

         (q) Location of Borrower. On the date hereof, each Loan Party is "located" (as that term is defined in Section 9-307 of the Uniform Commercial code) at the address set forth in Schedule 4.01(q).

         (r) Aviation Assets. Following the acquisition of each of the Aviation Assets, each such Aviation Asset shall be (i) adequate for the conduct of the business by the Borrower and its Subsidiaries, in full compliance with each of the Material Contracts; (ii) suitable for the uses to which they are currently employed; (iii) in good and safe operating condition, reasonable wear and tear excepted; and (iv) not obsolete, in dangerous condition or in need of material renewal or replacement, except for renewal or replacement in the ordinary course of business. All of the Aviation Assets other than contracts included in Aviation Assets (each, an "Aviation Contract" ) are listed in
Schedule 4.01(r) hereto, except those individual assets with an individual value of less than $10,000. Schedule 4.01(r) includes all Management Contracts, FBO Leases and all other Aviation Contracts pursuant to which the Borrower or any Subsidiary, individually or collectively, are obligated (i) if related primarily to FBO Airports, to spend (whether by direct payment or through rendering services or otherwise) or have a contractual right to receive revenues in excess of two hundred and fifty thousand Dollars ($250,000) during any twelve (12) month period, or, (ii) if related to Management Contracts, to spend (whether by direct payment or through rendering services or otherwise) amounts in excess of one hundred thousand Dollars ($100,000), or have a contractual right to receive revenues in excess of two hundred and fifty thousand Dollars ($250,000), in each case during any twelve (12) month period. To the best of the Borrower's knowledge after due inquiry, Schedule 4.01(r) includes all other Aviation Contracts, other than those with an individual value of less than ten thousand Dollars ($10,000).

         (s) Material Contracts. Following the acquisition of the Aviation Assets, each Material Contract shall be the legal, valid and binding obligation of each of the parties thereto (or their respective successors or assigns) enforceable against such parties in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to creditor's rights. Upon the obtainment of the corresponding Airport Consents, the Borrower and each of the Grantors will acquire all Material Contract Rights with respect to the relevant Material Contracts to which they are a party. None of the Material Contracts nor any Material Contract Rights shall be rescinded or terminated in whole or in part. No right or rescission, setoff, counterclaim or defense shall have been asserted and remain outstanding with respect to any Material Contract or Material Contract Right. None of the Material Contracts nor any Material Contract Rights shall have been sold, transferred, assigned or pledged (unless such pledge has been released prior to the date hereof) by Borrower or its Subsidiaries and have not been pledged (unless such pledge has been released prior to the date hereof) by any of their respective predecessors in interest in respect of such Material Contracts to any Person other than the Collateral Agent for the benefit of the Secured Parties.

         (t) Government Actions. Except asset forth on Schedule 4.01(t), none of the Borrower nor any of its Affiliates is aware of, or has any reason to believe that, any applicable Governmental Authority intends to amend, terminate, rescind, condemn, relocate or abandon any of the Material Contracts.

                                   ARTICLE V
                            COVENANTS OF THE BORROWER

         5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

         (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

         (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, prior to the date on which interests or penalties attach thereto, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable by its other creditors.

         (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance meeting the requirements of the Insurances Memorandum.

         (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

         (e) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, upon reasonable advance notice to the Borrower and its relevant Subsidiary, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

         (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

         (g) Maintenance of Properties, Etc. Operate, maintain and manage, and cause each of its Subsidiaries to operate, maintain and manage, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, in accordance with any applicable Material Contract and in accordance with applicable laws (including, without limitation, Environmental Laws), except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

         (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

         (i) Governmental Approvals. Obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, all governmental approvals and licenses that are required of the Borrower or its Subsidiaries for the validity or enforceability of the Loan Documents and the operation of the Material Contracts, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         (j) Use of Proceeds. Use the proceeds of the Advances only as described Section 2.13.

         (k) Auditor. Appoint and maintain the appointment of a nationally or internationally recognized independent public accountant.

         (l) Maintenance of Material Contracts. (x) Perform and observe, and cause each of its Subsidiaries to perform and observe, the terms and provisions of the applicable Material Contract to be performed or observed by the Borrower or each applicable Subsidiary and (y) enforce or cause each Subsidiary, as applicable, to enforce its rights under the applicable Material Contract in accordance with its applicable terms. Borrower shall notify the Administrative Agent in writing within five (5) Business Days following Borrower's receipt of written notice as to the potential termination of any Material Contract.

         (m) Senior Debt Service Coverage Ratio. Maintain, as of each SDSCR Determination Date, a Historic Semi-Annual SDSCR of no less than 1.25 to 1.00.

         (n)      Reporting Requirements. Furnish to the Lenders:

                  (i)      as soon as available and in any event within sixty
         (60) days after the end of each of the first three quarters of each fiscal year of the Borrower and its Subsidiaries, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified

         (subject to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP and accompanied by a certificate of the Borrower's Responsible Officer stating to the best of his or her knowledge, after due inquiry, whether any event has occurred which constitutes an Event of Default, and if so, stating the facts with respect thereto;

                  (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion from a nationally or internationally recognized independent public accountants and accompanied by a certificate of the Borrower's Responsible Officer stating to the best of his or her knowledge after due inquiry, whether any event has occurred which constitutes an Event of Default, and if so, stating the facts with respect thereto;

                  (iii) as soon as available and in any event no later than 120 days after the end of each fiscal year of the Borrower, an annual report summarizing the operations of the Borrower and its Subsidiaries for the past fiscal year;

                  (iv) as soon as possible and in any event within five (5) Business Days after the Borrower has knowledge of, or should have known of, the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth reasonable details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

                  (v) as soon as available and in any event no later than 60 days before the end of each fiscal year, an operating budget for the fiscal year following such fiscal year then ending and on an annual basis for each fiscal year thereafter through the fiscal year in which the Maturity Date occurs and any further information or details with respect to any such budget as the Administrative Agent or any Lender may reasonably request;

                  (vi) as soon as available and in any event no later than 60 days before the end of each fiscal year, certificates from its insurers or insurance agents evidencing that the insurance required to be in effect pursuant to Section 5.01(c) is in effect;

                  (vii) copies of all amendments and modifications to all Material Contracts no later than twenty (20) days after such amendment or modification has been made;

                  (viii) promptly but in any event within 5 days of attaining knowledge thereof, a statement of a Responsible Officer of the Borrower advising of the potential loss of any of Material Contract;

                  (ix) copies of all other formal written notices sent or received by the Borrower or any of its Subsidiaries pursuant to any Material Contract as soon as practicable after such formal written notice is sent or received;

                  (x)      promptly after the commencement thereof, notice of
         (A) all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(i) and (B) all actions and proceedings before any court, governmental agency or arbitrator affecting any Material Contract;

                  (xi) upon the occurrence of any ERISA Event affecting the Borrower or any ERISA Affiliate (but in no event more than 20 days after such event); a notice and description of such event;

                  (xii) promptly after the occurrence thereof notice of: (A) any known release or threat of release of any Hazardous Materials at or from any site owned or leased by the Borrower or by any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (B) any known incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any Hazardous Material for which expense or loss the Borrower or any of its Subsidiaries may be liable and which expense or loss, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                  (xiii) such other information respecting the Borrower or any of its Subsidiaries as the Lenders may from time to time reasonably request; and

                  (xiv) promptly after receipt by Borrower and/or any of its Subsidiaries, of statement of working capital with respect to AMPORTS Aviation Group in accordance with the Purchase Agreement.

         (o) Ownership and Majority Control. Unless otherwise approved in writing by the Administrative Agent, maintain at all times 100% ownership interest in each of the Grantors and in Macquarie Aviation North America, Inc., and a Majority Control over each Grantor and Macquarie Aviation North America, Inc.

         (p) Hedge Agreement. Maintain in full force and effect one or more Hedge Agreements covering not less than the Required Hedge Amount in compliance with the requirements of Section 3.01(q).

         (q) Pro Forma Financial Statement. Deliver to the Administrative Agent a pro forma balance sheet (the "FINAL CLOSING DATE BALANCE SHEET") on a consolidated basis of the Borrower and its Subsidiaries as of the earlier of (i) the last Subsequent Closing Date or (ii) the Outside Date, no later than such date prepared based on the June 30 Financial Statements and the

Statements of Working Capital delivered by Seller pursuant to Section 2.08 of the Purchase Agreement, adjusting for the Advances and the Initial Funding, subject to the working capital adjustment process provided in Section 2.08 of the Purchase Agreement. Deliver to the Administrative Agent within 45 days of the earlier of the last Subsequent Closing Date or the Outside Date a Consolidated balance sheet of the Borrower and its Subsidiaries as of such applicable date and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the Initial Closing Date and ending with the date of the Consolidated balance sheet (collectively, the "FINANCIAL STATEMENTS").

         (r) Consents by the Airport Authorities. Use, and cause its Subsidiaries to use, commercially reasonable efforts to obtain, or cause each relevant Subsidiary to obtain, from each applicable Governmental Authority, consents to the assignment for security for each and all of the Airports (except as provided in Schedule 5.01(r)), in order to create a valid perfected first priority security interest in each of the Material Contracts for such Airports. Notwithstanding the foregoing, Borrower and/or its Subsidiaries shall not be required to make more than one (1) formal request for such consent from each applicable Governmental Authority. As soon as practicable thereafter, but in no event later than fifteen days, the Borrower shall deliver to the Administrative Agent any and all agreements, documents, instruments and writings deemed reasonably necessary by the Administrative Agent, or as any Agent may reasonably request from time to time in its sole discretion to evidence, perfect, or protect the Secured Parties' rights and security interests over the Material Contracts in accordance with such consents. The Borrower hereby authorizes each of the Agents to execute, deliver and file any and all of such agreements, documents, instruments and writings.

         (s) Subsequent Closings. On each Subsequent Closing, the Borrower shall confirm in writing that the representations and warranties contained in
Section 4.01(a), 4.01(b), 4.01(f), 4.01(g), 4.01(h), 4.01(i) but only with respect to the relevant Aviation Assets being acquired in such Subsequent Closing, 4.01(l), 4.01(m), 4.01(n), 4.01(p) but only with respect to the relevant Aviation Assets being acquired in such Subsequent Closing, 4.01(r), last sentence of 4.01(s) but only with respect to the relevant Aviation Assets being acquired in such Subsequent Closing, and 4.01(t) but only with respect to the relevant Aviation Assets being acquired in such Subsequent Closing, are true and correct before and after giving effect to such Subsequent Closing, with the same effect as though such representations and warranties had been made on and as of the date of such Subsequent Closing. Notwithstanding anything to the contrary contained herein, a breach of any of the representations or warranties to be made pursuant to this Section 5.01(s) shall not be deemed an Event of Default and the only remedy of the Lenders with respect to any such breach shall be Borrower's obligation to make a prepayment of a portion of the Advances in accordance with Section 2.08(f).

         5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

         (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign or permit any of its Subsidiaries to assign any right to receive income, other than:

                  (i)      Permitted Liens;

                  (ii) Liens existing on Initial Closing or Subsequent Closing Dates as described on Schedule 5.02(c) hereto.

                  (iii) Liens securing Debt permitted under Section 5.02(c)(iii); provided that any such Lien is limited to the specific asset being financed;

                  (iv) Liens arising in connection with any letters of credit issued with respect to any Material Contracts and/or insurance policies that are required to be maintained by Borrower and/or its Subsidiaries pursuant to the terms thereof; and

                  (v) the replacement, extension or renewal of any Lien permitted above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

         (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so.

         (c) Debt. Create, incur, guaranty, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, guaranty, assume or suffer to exist, any Debt other than:

                  (i)      The Advances;

                  (ii) Subordinated Loans, provided, however, the aggregate amount of all Subordinated Loans, including any portion of the Initial Funding, shall not exceed US$12,000,000 in the aggregate and the entire amount of the Subordinated Loans shall at all times be subject to the Subordinated Loan Agreement and the Subordination Agreement in all respects;

                  (iii) Debt used to refinance the Senior Debt in whole or in part (the "Replacement Senior Debt"), provided that unless the Senior Debt is repaid in full:

                           (A) Replacement Senior Debt shall not replace Subordinated Loans;

                           (B) Replacement Senior Debt shall not exceed the principal amount of the Senior Debt prepaid;

                           (C) The Replacement Senior Debt shall have an equal or greater weighted average life to maturity than, and a final maturity date which is no earlier than, that of the Senior Debt being replaced;

                           (D) No Default shall have occurred and be continuing or shall arise as a result of the issuing of the Replacement Senior Debt;

                           (E) The annual average Projected SDSCR and minimum annual Projected SDSCR for the life of the Senior Debt and Replacement Senior Debt after giving effect to such refinancing shall not be less than the annual average Projected SDSCR and minimum annual Projected SDSCR prior to giving effect to such refinancing all as based on the Financial Model;

                           (F) The Lenders shall have the right of first refusal to provide such Replacement Senior Debt upon the same (or more favorable to Borrower) terms and conditions as are set forth in a term sheet executed by any third party lender and delivered to the Lenders; provided that, the Lenders shall have 10 business days from the date of delivery of such third-party lender's term sheet to exercise their right of first refusal; and

                           (G) The lenders providing the Replacement Senior Debt must enter into collateral sharing and intercreditor agreements satisfactory to the Lenders in their sole discretion.

                  (iv) Debt used to refinance the Subordinated Loans in whole or in part (the "REPLACEMENT SUBORDINATED DEBT"), provided that unless the Senior Debt is repaid in full:

                           (A)      The aggregate amount of Replacement
                  Subordinated Debt shall not exceed US$12,000,000;

                           (B) The Lenders providing the Replacement Subordinated Debt shall enter into a subordination agreement in favor of the Secured Parties with terms at least as favorable to the Secured Parties as the Subordination Agreement; and

                           (C) No Default shall have occurred and be continuing as a result of the issuing of the Replacement Subordinated Debt.

                  (v) Debt incurred in the ordinary course of business for the deferred purchase price of property, conditional sale obligations or obligations under title retention agreements, in each case where the maturity of such Debt does not exceed the anticipated useful life of the asset being financed, in a principal amount not to exceed in the aggregate US$1,000,000 at any time outstanding.

                  (vi) Unsecured Debt incurred for working capital purposes in a principal amount not to exceed in the aggregate US$1,000,000 at any time outstanding.

                  (vii) Debt incurred in connection with any letters of credit issued with respect to any Material Contracts and/or insurance policies that are required to be maintained by Borrower and/or its Subsidiaries pursuant to the terms thereof.

                  (viii) Debt incurred in connection with the Hedge Agreements pursuant to Sections 3.01(p) and 5.01(p) herein.

                  (ix) Loans by Borrower to any of its Subsidiaries, loans by any of Borrower's Subsidiaries to Borrower and/or loans among any of Borrower's Subsidiaries (each of such loans being an "INTERCOMPANY LOAN" and collectively "INTERCOMPANY LOANS"), provided any such loans (other than loans made by MAvNA) shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement and any loans made by MAvNA to Borrower and/or Borrower's Subsidiaries shall be subordinated to the Senior Debt pursuant to a subordination agreement in favor of the Lenders on terms comparable to the Subordination Agreement.

         (d) Investments. Make or hold any Investment, or permit any Subsidiary to make or hold any Investment, in any Person other than:

                  (i)      Investments by the Borrower in any Grantor;

                  (ii)     Investments in Cash Equivalents;

                  (iii) loans and advances to employees in the ordinary course of business of the Borrower or such Subsidiary in an aggregate principal amount outstanding at any time not to exceed US$40,000;

                  (iv) accounts receivable arising in the ordinary course of business; and

                  (v)      Intercompany Loans.

         (e) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed in the aggregate at any time US$500,000 payable in any period of 12 consecutive months other than the FBO Leases.

         (f) Change in Business. Engage, or permit any of its Subsidiaries to engage, in any business other than the ownership, operation, maintenance, development and/or acquisition of aviation businesses, including, without limitation, the aviation business activities engaged in with respect to the FBO Leases and Management Contracts and other activities related thereto.

         (g) Amendment of Corporate Documents. Amend, or permit any of its Subsidiaries to amend, the constitutive documents of the Borrower or such Subsidiaries, as the case may be, in any respect that could reasonably be expected to have a Material Adverse Effect.

         (h) FBO Leases/Management Contracts/Material Contracts. Terminate, amend, extend or modify, or permit any of its Subsidiaries to terminate, amend, extend or modify, the FBO Leases, Management Contracts or other Material Contracts, unless, in the case of an amendment or modification, such amendment or modification could not reasonably be expected to have a Material Adverse Effect, without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.

         (i) Sale of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets of any kind, except sales, transfers or other dispositions in the ordinary course of its business, including sales of obsolete and/or worn out equipment;

         (j)      Restricted Payments.

                  (i) Declare or make, or permit any of its Subsidiaries (other than its wholly-owned Subsidiaries) to declare or make, any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Equity Interests;

                  (ii) Make, or permit any of its Subsidiaries to declare or make, any payments with respect to the Subordinated Loans or Replacement Subordinated Debt, if applicable, or make, or permit any of its Subsidiaries to declare or make, any redemption, repurchase or defeasance of any such Debt; or

                  (iii) Purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in or any warrants, rights or options to acquire any such Equity Interests, now or hereafter outstanding, or return any capital to its Equity Interest holders, or reduce its capital or permit any of its Subsidiaries (other than its wholly-owned Subsidiaries) to do so (collectively, the payments described in clauses (i) through (iii) above being "Restricted Payments"); provided, however, that the Borrower may make Restricted Payments if the following conditions are satisfied:

                           (A) no Default shall have occurred and be continuing and the making of the Restricted Payment will not result in a Default;

                           (B) as of the SDSCR Determination Date, the Historic Semi-Annual SDSCR is greater than 1.625 to 1.00;

                           (C) the Senior Debt Service Reserve Account is funded in an amount equal to the Senior Debt Service Reserve Amount;

                           (D) the Senior Debt Service Account is funded in an amount equal to the Required Amount;

                           (E) with respect to the Subordinated Loans or Replacement Subordinated Debt, if applicable, Borrower may make interest payments only; no portion of any principal amount of the Subordinated Loans or Replacement Subordinated Debt may be paid while any portion of the Senior Debt is outstanding;

                           (F) with respect to distributions to Equity Investors, all current period interest and all capitalized interest due and payable with respect to the Subordinated Loans or Replacement Subordinated Debt, if applicable, must be satisfied prior to making any distributions to the Equity Investors in respect of their Equity Interests in Borrower.

         (k)      [Intentionally Omitted]

         (l) Environmental Violations. Store, transport or dispose of, or permit any of its Subsidiaries to store, transport or dispose of, any Hazardous Material on or from any site owned or leased by the Borrower or any such Subsidiary, if such storage, transport or disposal could reasonably be expected to have a Material Adverse Effect.

         (m) Dividend and Other Payment Restrictions. Permit any of its Subsidiaries to create or enter into any restriction on their ability to pay dividends or make other distributions with respect to its Equity Interests.

         (n) Capital Expenditures. Make or incur, or permit any of its Subsidiaries to make or incur, any Capital Expenditure in excess of 125% of the annual amounts set forth in the Financial Model with respect to Capital Expenditures without the consent of the Administrative Agent which consent shall not be unreasonably withheld or delayed. In addition, the unused portion of any amounts allocated to Capital Expenditures under the Financial Model for any year shall be carried forward to the next succeeding year and shall increase the amounts allocated to Capital Expenditures under the Financial Model in such succeeding year by any such amount.

         (o) Outside Date. The Borrower shall not extend or modify the Outside Date without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

         6.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

         (a) Borrower shall fail to pay any principal or any interest on any Advance or make any other payment of other amounts payable under the Loan Documents, in each case, within five Business Days after the same becomes due and payable; or

         (b) Any representation or warranty made or deemed made by any Loan Party under any Loan Document to which it is a party (other than in connection with Section 5.01(s)) shall prove to have been incorrect in any material respect when made or deemed made; provided that if such representation or warranty is susceptible of cure, it shall not constitute an "Event of Default" unless it is not cured within 60 days after the Borrower acquires actual knowledge thereof; or

         (c) Except as provided in (a) and (b) above, if any Loan Party shall fail to perform or observe any term, covenant or agreement contained any Loan Document to which it is a party (other than in connection with Section 5.01(s)), if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Borrower by the Administrative Agent or any Lender unless such failure can not be cured within such thirty (30) days and Borrower has commenced such cure within said thirty (30) days and thereafter diligently pursues such cure to completion which shall occur no later than 60 days from the date of the written notice; or

         (d) Any event shall occur or condition shall exist under any agreement or instrument relating to any Debt of the Borrower or any of its Subsidiaries and shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, if the effect of such event or condition is to cause the acceleration of the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or any payment required under any such Debt shall not be made when due (after the expiration of applicable grace periods thereunder); or

         (e) The Borrower or any of the other Loan Parties shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of the other Loan Parties seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any other Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

         (f) Any judgment or order for the payment of money in excess of US$200,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an "Event of Default" under this Section 6.01 (f) if and for so long as the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof; or

         (g) Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

         (h) Any material provision of any of the Loan Documents shall be canceled, terminated, declared by a competent court having jurisdiction to be null and void or shall otherwise cease to be valid and binding, or the Borrower or any other Loan Party shall deny any further liability or obligation thereunder; or

         (i) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability which individually or in the aggregate could reasonably likely have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; or (ii) the occurrence of a non-exempt prohibited transaction; or

         (j) A default, breach, non-compliance, loss, termination, abandonment or adverse event (in each case after giving effect to any applicable notice and cure periods and provided that any such delivery of such notice in and of itself shall not be deemed to be an "event" for purposes of this Section 6.01(j)) with respect to any Material Contract if such default, breach, non-compliance, loss, termination, abandonment or adverse event could be reasonably expected to have a Material Adverse Effect and, if susceptible of cure or remedy, remains unremedied for thirty
     (30) days after written notice thereof shall have been given to Borrower by the Administrative Agent or any Lender unless such default, breach, non-compliance, loss, termination, abandonment or event cannot be cured within such thirty (30) days and Borrower has commenced such cure within said thirty (30) days and thereafter diligently pursues such cure to completion which shall occur no later than 60 days from the date of the written notice; or

         (k) The Equity Investors and/or its Affiliates fail to maintain at least a 51% direct or indirect ownership interest in Borrower or a Majority Control over the Borrower, if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Borrower by the Administrative Agent or any Lender unless such failure can not be cured within such thirty (30) days and Borrower has commenced such cure within said thirty (30) days and thereafter diligently pursues such cure to completion which shall occur no later than 60 days from the date of the written notice.

         then and in every such event, and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower and each Lender, take one or more of the following actions:

(a) reduce the Commitments to zero and (b) declare the Advances to be forthwith due and payable, whereupon the Advances shall become forthwith due and payable both as to principal and interest together with all other amounts payable by the Borrower under this Agreement and the other Loan Documents which may be due or accrued and unpaid, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived; provided, however, that if any of the Events of Default set forth in paragraph (e) of this Section 6.01 shall occur with respect to the Borrower, then without any notice to the Borrower or any other act by the Administrative Agent or any other Person (i) the Commitments shall be immediately reduced to zero and (ii) the Advances shall become forthwith due and payable, all without presentment, demand, protest or notice of any kind, all of which are expressly waived. In the event of a declaration by the Administrative Agent pursuant to clause (b) above, the Administrative Agent may enforce its rights hereunder and under any other instrument or agreement delivered in connection herewith and take any other action to which it is entitled hereunder, thereunder, or by law, whether for the specific performance of any covenant or agreement contained in this Agreement, in any such instrument or agreement or to enforce payment as provided herein, therein or by law.

                                   ARTICLE VII
                                    THE AGENT

         7.01 Authorization and Action. Each Lender hereby appoints and authorizes each Agent to take such action as such Agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the expressed terms hereof and thereof, together with, in the case of the Administrative Agent, such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that neither Agent shall be required to take any action that exposes such Agent to liability or that is contrary to this Agreement, the other Loan Documents or applicable law. In performing its duties under this Agreement or the other Loan Documents, the Collateral Agent shall be entitled to act or refrain from acting in accordance with instructions of the Administrative Agent (and shall be fully protected in so acting or refraining from acting) and such instructions shall be binding upon all Lenders and all holders of the Notes. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement and the other Loan Documents.

         7.02 Agents' Reliance, Etc. Neither Agent nor any of their respective shareholders, directors, officers, agents or employees shall be liable for any action taken, suffered or omitted to be taken by it or them under or in connection with the preparation, delivery, execution, administration or amendment of this Agreement and the other Loan Documents, except for its or their own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, each Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement and the other Loan Documents;
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties. In addition to the other rights of the Collateral Agent hereunder, the Collateral Agent shall have all of the rights, remedies, indemnifications and protections set forth in the Security Agreement as if those provisions were included in this Agreement.

         7.03 WestLB and Affiliates. With respect to its Commitment, the Advance made by it and the Note issued to it, WestLB shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include WestLB in its individual capacity. WestLB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if WestLB were not the Administrative Agent and without any duty to account therefor to the Lenders.

         7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         7.05 Indemnification. The Lenders agree to indemnify each Agent and each of their respective officers, directors, employees, representatives and agents (each, an "INDEMNIFIED PARTY") (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, settlements, injuries (to persons, property or natural resources) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement and the other Loan Documents or any action taken, suffered or omitted by such Indemnified Party under this Agreement and the other Loan Documents (collectively, the "INDEMNIFIED COSTS"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Indemnified Party's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Indemnified Party promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Indemnified Party in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that such Indemnified Party is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Lenders. Anything to the contrary notwithstanding, in no event shall the Collateral Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of this Agreement or the other Loan Documents, even if the Collateral Agent has been advised of the likelihood of such loss or damage. The obligations of the Lenders contained in this Section 7.05 shall survive the termination of this Agreement and the earlier resignation or removal of the Collateral Agent.

         7.06 Successor Agents. Each Agent may resign from its role as Agent under this Agreement and the other Loan Documents at any time by giving written notice thereof to the Lenders, the other Agent and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Person organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least US$250,000,000. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (and by the Borrower, if an amendment to this Agreement, the Note or any other Loan Document) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase the Commitments of the Lenders or subject the Lenders to any additional obligation, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (e) release any material portion of the Collateral or (f) amend this
Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent, affect the rights, indemnification or duties of the Collateral Agent under this Agreement or any Note.

         8.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed
- return receipt requested or delivered by a nationally recognized courier service, if to the Borrower, at its address at c/o Macquarie North America Ltd., 8th Floor, 121 King Street West, Toronto, Canada M5H 3T9, Attention: Andrew Sims, Associate Director with a copy to Hogan & Hartson, LP, 551 Fifth Avenue, New York, New York 10176 Attention: Stephen Kay, Telecopier (212) 697-6686; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its address at 1211 Avenue of the Americas, New York, New York 10036, Attention: Global Structured Finance/Infrastructure with a copy to Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 Attention: Ignacion Foncillas, Telecopier (212) 351-5223; and if to the Collateral Agent, at its address at c/o Citibank Agency & Trust Services, 111 Wall Street, 14th Floor, Zone 3, New York, New York 10005,
Attention: Agency and Trust Department, Telecopier (212) 657-3862 or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, delivered by a nationally recognized courier service or faxed, be effective (i) when mailed, five Business Days after deposit in the mail, (ii) when delivered by a nationally recognized courier service, two Business Days after delivery to such courier and (iii) when faxed, when dispatched with a confirmed transmission report, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until actually received by the Agent and all notices to the Collateral Agent shall not be deemed received unless and until the Collateral Agent has actually received such notice. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as of delivery of a manually executed counterpart thereof.

         8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any

Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         8.04 Costs and Expenses. (a) The Borrower agrees to pay, on the earlier of (i) the date of the Advances or (ii) the termination of this Agreement, all reasonable out-of-pocket costs and expenses of the Agents in connection with the preparation, execution and delivery of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder based upon written statements evidencing such costs and expenses; provided that with respect to the Administrative Agent such costs and expenses shall be limited to US$175,000 if the date of the Advances has occurred on or before October 17, 2002. The Borrower further agrees to pay on demand all reasonable costs and expenses of each Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, and any amendment or waiver hereof requested by the Borrower, including, without limitation, reasonable fees and expenses of counsel for such Agent in connection with the enforcement of rights under this Section 8.04(a).

         (b) The Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their respective Affiliates, officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, injuries (to persons, property or natural resources), liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel which shall include only one counsel, which counsel shall be counsel selected by, and counsel for, the Administrative Agent, unless
(i) any of the other Indemnified Parties shall reasonably determine that a conflict of interest exists such that counsel for the Administrative Agent is precluded by applicable requirements of law or by standards of conduct from representing the Administrative Agent and the other Indemnified Parties as a group, in which case the Borrower hereby agrees to pay, upon demand, all reasonable and properly documented out-of-pocket fees and expenses of the minimum number of counsel necessary in the reasonable judgment of the Indemnified Parties to provide the Administrative Agent and each other Indemnified Party with appropriate legal representation in connection with the enforcement of their respective rights under this Agreement and the other Loan Documents) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith)
(i) the Loan Documents, any of the transactions contemplated therein, or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials resulting from the acts or omissions of the Borrower on any property owned or leased (as lessor or lessee) or otherwise occupied or used by the Borrower or any of its Affiliates or any Environmental Action relating in any way to the Borrower or any of its Affiliates, except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party's gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction. In the case of an investigation, litigation, or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not the transactions contemplated hereby are consummated. Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to above, such Indemnified Party shall (a), promptly give notice to Borrower of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give such notice shall not (i) relieve Borrower of its obligations under this subsection (b), unless and to the extent that such failure results in the forfeiture of rights or defenses and Borrower incurs an increased obligation to such Indemnified Party on account of such failure, and (ii) in any event relieve Borrower from any liability with respect to such Indemnified Party which Borrower may have otherwise on account of this Agreement or any other Loan Document.

         (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

         (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.09, 2.12 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Note, the termination of this Agreement and the earlier resignation or removal of the Collateral Agent.

         8.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

         8.06 Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and each of the Agents and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns.

         8.07     Assignments and Participations.

         (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advance owing to it and the Note held by
it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Advance of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than US$5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment, (v) the assigning Lender shall pay to the Administrative Agent an assignment fee of US$3,500 and (vi) no assignment maybe made prior to the making of the Advances. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

         (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administration Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the

Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

         (c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, each Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

         (e) The Borrower may not assign any portion of its rights and obligations under this Agreement or under any other Loan Document.

         (f) Subject to the receipt of the prior written consent of the Borrower, which shall not be unreasonably withheld (unless an Event of Default has occurred and is continuing, in which case such consent shall not be required), each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Advance owing to it and the Note); provided, however, that (i) such Lender's obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) each participation shall be in amount not less than $5,000,000, (iii) such Lender shall remain solely responsible to the other parties hereto and thereto for the performance of such obligations, (iv) such Lender shall remain the holder of its Note for all purposes of this Agreement, (v) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this

Agreement, (vi) no participant under any such participation shall have any right to approve or consent to any amendment or waiver of any provision of this Agreement or any Note or any other Loan Document, or any consent to any departure by the Borrower therefrom, except for any such amendment, waiver or consent described in the first proviso in Section 8.01 and (vii) no Lender may sell participations prior to the making of the Advances.

         (g) Subject to the receipt of the prior written consent of the Borrower, which shall not be unreasonably withheld, any Lender may, in connection with any assignment, participation, proposed assignment or proposed participation pursuant to this Section 8.07, disclose to the assignee, participant, proposed assignee or proposed participant any information relating to the Borrower or its Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, participant, proposed assignee or proposed participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower or its Subsidiaries received by it from such Lender.

         (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

         8.08 Confidentiality. Neither the Administrative Agent, the Collateral Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Administrative Agent's, the Collateral Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(g), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

         8.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, excluding (to the fullest extent a New York court would permit) any rule of law that would cause application of the laws of any jurisdiction other than the State of New York.

         8.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         8.11 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

         (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (c) The Borrower hereby irrevocably appoints Corporation Services Company (the "Process Agent," which has consented thereto) with offices on the date hereof at 1177 Avenue of the Americas, New York, New York 10036, as Process Agent to receive for and on behalf of the Borrower service of process in the County of New York relating to this Agreement. SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING AGAINST BORROWER MAY BE MADE ON THE PROCESS AGENT BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK, AND THE PROCESS AGENT IS HEREBY AUTHORIZED AND DIRECTED TO ACCEPT SUCH SERVICE FOR AND ON BEHALF OF THE BORROWER AND TO ADMIT SERVICE WITH RESPECT THERETO. SUCH SERVICE UPON THE PROCESS AGENT SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON THE BORROWER, SUFFICIENT FOR PERSONAL JURISDICTION, 10 DAYS AFTER MAILING, AND SHALL BE LEGAL AND BINDING UPON THE BORROWER FOR ALL PURPOSES, NOTWITHSTANDING ANY FAILURE OF THE PROCESS AGENT TO MAIL COPIES OF SUCH LEGAL PROCESS TO THE BORROWER, OR ANY FAILURE ON THE PART OF THE BORROWER TO RECEIVE THE SAME. Borrower confirms that it has instructed the Process Agent to mail to the Borrower, upon service of process being made on the Process Agent pursuant to this Section, a copy of the summons and complaint or other legal process served upon it, by registered mail, return receipt requested, at the Borrower's address set forth in Section 8.02 of the Credit Agreement, or to such other address as the Borrower may notify the Process Agent in writing. Borrower agrees that it will at all times maintain a process agent to receive service of process in the County of New York on its behalf with respect to this Agreement. If for any reason the Process Agent or any successor thereto shall no longer serve as such process agent or shall have changed its address without notification thereof to the Agents, the Borrower, immediately after gaining knowledge thereof, irrevocably shall appoint a substitute process agent acceptable to the Agents in the County of New York and advise the Agents thereof. Nothing contained in this Section shall preclude any Secured Party from bringing any action or proceeding arising out of or relating to this Agreement in the courts of any place where Borrower or any of its assets may be found or located. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, BORROWER HEREBY

IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH ACTION OR PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PARTY'S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

         8.12 Waiver of Jury Trial. Each of the Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Note or any other Loan Document or the actions of such Lender in the negotiation, administration, performance or enforcement thereof.

         8.13 Non-Recourse. The recourse of each of the Lenders, the Administrative Agent and the Collateral Agent under or in connection with this Agreement and the other Loan Documents shall be solely against the Borrower, the Collateral and the Grantors and each of the Lenders, the Administrative Agent and the Collateral Agent agrees that Macquarie Aviation North America, Inc., the other Affiliates of the Loan Parties other than the Subsidiaries of Borrower (other than Macquarie Aviation North America, Inc.), and the Equity Investors shall have no liability under this Agreement or the other Loan Documents and hereby waive any claim against (a) Macquarie Aviation North America, Inc., (b) any other Affiliates of the Loan Parties other than the Subsidiaries of Borrower (other than Macquarie Aviation North America, Inc.), (c) the Equity Investors, and (d) any manager, director, officer, representative, agent, advisor (unless such advisor has consented to or agreed that the Agents or the Lenders may rely on any document, information, report, oral or written advice given or produced by such advisor even if such document, information, report, oral or written advice has not been originally intended for the Agent or the Lenders) or employee of the Loan Parties, any of its Affiliates and of the Equity Investors (each, a "NON-RECOURSE PARTY") for any liability under or in connection with this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, by operation of law or otherwise, to the extent arising in connection with any breach or default, or alleged breach or default, under the Loan Documents or any instrument or document provided thereunder, except to the extent the same is enforced against any Non-Recourse Party only with respect to its obligations under any Loan Document to which it is a direct party. The foregoing acknowledgement, waiver and agreement shall be enforceable by the Borrower, its Affiliates and Equity Investors.

         8.14     Capacity of Trustees.

         (a) Lenders, Administrative Agent and Collateral Agent acknowledge and agree that (i) Macquarie Specialised Asset Management Limited has agreed to provide security for the Senior Debt only in its capacity as Trustee of Macquarie Global Infrastructure Fund A and (ii) Macquarie Specialised Asset Management 2 Limited has agreed to provide security for the Senior Debt only in its capacity as Trustee of Macquarie Global Infrastructure Fund B and in no other capacities. The Lenders, Administrative Agent and Collateral Agent acknowledge and agree that any liability arising under or in connection with the Senior Debt and/or the Loan Documents is limited to and can be enforced against Macquarie Specialised Asset Management Limited and Macquarie Specialised Asset Management 2 Limited (collectively, the "Trustees") only to the extent to which it can be satisfied out of the property of Macquarie Global

Infrastructure Fund A and Macquarie Global Infrastructure Fund B (collectively, the "Trusts"), respectively, out of which the Trustees are actually indemnified for their liability. Lenders, Administrative Agent and Collateral Agent acknowledge and agree that this limitation of the Trustees' liability applies despite any other provision of any of the Loan Documents and extends to all liabilities and obligations of the Trustees in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to the Senior Debt.

         (b) Lenders, Administrative Agent and Collateral Agent acknowledge and agree that it may not sue the Trustees in any capacity other than as Trustees of the respective Trusts, including seeking the appointment of a receiver (except in relation to property of the respective Trusts), a liquidator, an administrator or any similar person to the Trustees or prove in any liquidation, administration or arrangement of or affecting the Trustees (except in relation to property of the respective Trusts).

         (c) The Lenders, Administrative Agent and Collateral Agent acknowledge and agree that the provisions of this Section 8.14 shall not apply to any obligation or liability of the Trustees to the extent that it is not satisfied because under the trust deeds establishing the respective Trusts or by operation of law there is a reduction in the extent of the Trustees' indemnification out of the assets of the respective Trusts, as a result of the respective Trustees' fraud, negligence or breach of trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                         MACQUARIE AIRPORTS NORTH
                                         AMERICA INC.

                                         By: /s/ Murray Bleach
                                             ___________________________________
                                             Name: Murray Bleach
                                             Title: President

                                         WESTDEUTSCHE LANDESBANK GIROZENTRALE,

                                         as Administrative Agent

                                         By: /s/ Andrew B. Stein
                                             ___________________________________
                                             Name: Andrew B. Stein
                                             Title: Managing Director

                                         By: /s/ Javier V. Diaz
                                             ___________________________________
                                             Name: Javier V. Diaz
                                             Title: Associate Director

                                         CITIBANK, N.A.,

                                         not in its individual capacity,
                                          but solely as Collateral Agent

                                         By: /s/ Jenny Cheng
                                             ___________________________________
                                             Name: Jenny Cheng
                                             Title: Vice President

                                         By: ___________________________________
                                             Name:
                                             Title:

                       FIRST AMENDMENT TO CREDIT AGREEMENT

         FIRST AMENDMENT TO CREDIT AGREEMENT (this "Agreement"), dated November 05, 2002, among MACQUARIE AIRPORTS NORTH AMERICA INC., a Delaware corporation (the "BORROWER"), WESTLB AG, formerly known as "Westdeutsche Landesbank Girozentrale" ("WESTLB"), as Initial Lender and Administrative Agent, and CITIBANK, N.A. ("CITIBANK"), not in its individual capacity, but solely as Collateral Agent (the "COLLATERAL AGENT") for the Secured Parties, amending the Credit Agreement, dated as of July 29, 2002, among the Borrower, WestLB as Initial Lender and as Administrative Agent, and the Collateral Agent (as amended hereby and as further amended, supplemented or otherwise modified from time to time after the date hereof, the "Credit Agreement", terms defined therein and not otherwise defined herein being used herein as therein defined).

                                   WITNESSETH:

         WHEREAS, the parties hereto wish to amend the Credit Agreement on the terms and conditions contained herein.

         NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:

         SECTION 1. Certain Defined Terms: The term "Exempt Accounts" shall be added to Section 1.01 of the Credit Agreement after the definition of the term "Excess Cash Flow", and shall be defined as follows:

         "EXEMPT ACCOUNTS" has the meaning specified in the Security Agreement. For purposes of the Loan Documents, any funds held or deposited into any of the Exempt Accounts shall not be counted or taken into account for purposes of calculating any ratio under the Loan Documents.

         SECTION 2. Amendment to Section 5.02(j) of the Credit Agreement: A final new paragraph shall be added to Section 5.02(j) of the Credit Agreement after subsection 5.02(j)(F) as follows:

         "provided, however, that payments from an Exempt Account shall not be considered a Restricted Payment if the source of funds being distributed from such Exempt Account was either (i) directly from an Equity Investor or a Subordinated Lender in an amount in excess of the Initial Funding or (ii) from another account of the Borrower or one of its Subsidiaries, provided that, at the time that such amount was transferred into the Exempt Account, such transfer constituted a Restricted Payment permitted by this Section 5.02(j) and the Security Agreement."

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                   MACQUARIE AIRPORTS NORTH
                                   AMERICA INC.

                                   By: /s/ Gregory Osborne
                                       ___________________________________
                                       Name: Gregory Osborne
                                       Title: Director

                                   WESTLB AG,

                                   as Initial Lender and Administrative Agent

                                   By: /s/ Javier Diaz
                                       ___________________________________
                                       Name: Javier Diaz
                                       Title: Associate Director

                                   By: /s/ Bruce F. Davidson
                                       ___________________________________
                                       Name: Bruce F. Davidson
                                       Title: Associate Director

                                   CITIBANK, N.A.,

                                   not in its individual capacity, but solely as Collateral Agent

                                   By: /s/ Donna Marie White
                                       ___________________________________
                                       Name: Donna Marie White
                                       Title: Assistant Vice President

                                   By: ___________________________________
                                       Name:
                                       Title:

                          AMENDMENT TO CREDIT AGREEMENT

      AMENDMENT TO CREDIT AGREEMENT (this "Agreement"), dated June 27, 2005, among MACQUARIE AIRPORTS NORTH AMERICA INC., a Delaware corporation (the "Borrower"), WestLB AG, formerly known as Westdeutsche Landesbank Girozentrale" ("WESTLB"), as Initial Lender and Administrative Agent, and CITIBANK, N.A. ("CITIBANK"), not in its individual capacity, but solely as Collateral Agent (the "COLLATERAL AGENT") for the Secured Parties, amending the Credit Agreement, dated as of July 29, 2002, among the Borrower, WestLB as Initial Lender and as Administrative Agent, and the Collateral Agent (as previously amended, as amended amended hereby and as further amended, supplemented or otherwise modified from time to time after the date hereof, the "Credit Agreement", terms defined therein and not otherwise defined herein being used herein as therein defined).

                                   WITNESSETH:

      WHEREAS, the parties hereto wish to amend the Credit Agreement on the terms and conditions contained herein.

      NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:

      1. The definition of "Equity Investors" as set forth in Section 1.01 is hereby amended and restated to read in its entirety, as follows:

            "Equity Investors" means Macquarie FBO Holdings LLC, a Delaware limited liability company.

        [The remainder of this page has intentionally been left in blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                    MACQUARIE AIRPORTS NORTH AMERICA INC.

                                    By: /S/ Peter Stokes
                                        -------------------------
                                        Name: Peter Stokes
                                        Title: President

                                    WESTLB AG
                                    as Initial Lender and Administrative Agent

                                    By: /s/ Michael Sassos
                                        ---------------------------
                                        Name: Michael Sassos
                                        Title: Director

                                    By: /s/ Clifford Kim
                                        --------------------------------
                                        Name: Clifford Kim
                                        Title: Associate Director

                                    CITIBANK, N.A.
                                    Not in its individual capacity, but solely as Collateral Agent

                                    By: /s/ Fernando Moreyra
                                        ---------------------------------
                                        Name: Fernando Moreyra
                                        Title: Assistant Vice President

                                    By: /s/ Jenny Cheng
                                        ----------------------------
                                        Name: JENNY CHENG
                                        Title: Vice President